Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

CREATION TECHNOLOGIES INTERNATIONAL INC.

CTI ACQUISITION CORP.,

CREATION TECHNOLOGIES INC.,

and

IEC ELECTRONICS CORP.

dated as of

August 12, 2021

i

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of August 12, 2021, by and among IEC Electronics Corp., a Delaware corporation (the “Company”), Creation Technologies International Inc., a Delaware corporation (“Parent”), CTI Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”) and, solely for purposes of Sections 5.04, 6.05, 9.13 (to the extent related to specific performance of its obligations under Section 6.05) and 9.17, Creation Technologies Inc., a Delaware corporation (“Guarantor”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 9.01 hereof.

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has constituted a special committee (the “Company Special Committee”) which has engaged in negotiation with Parent with respect to the acquisition by Parent of the Company;

WHEREAS, in furtherance thereof and pursuant to this Agreement, Merger Sub has agreed to commence a cash tender offer to purchase all of the outstanding shares of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), at a price per share of Company Common Stock of $15.35 (such amount or any different amount per share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”) net to the holder of such Common Stock in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (as it may be extended, amended, or supplemented from time to time as permitted under this Agreement, the “Offer”);

WHEREAS, following the consummation of the Offer, Merger Sub shall be merged with and into the Company with the Company surviving that merger as a wholly owned subsidiary of Parent (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and on the terms and subject to the conditions set forth in this Agreement, pursuant to which each issued and outstanding share of Company Common Stock as of the Effective Time, other than: (a) shares of Company Common Stock owned directly or indirectly by Parent, Merger Sub, or the Company; and (b) the Dissenting Shares, shall be converted into the right to receive an amount equal to the Merger Consideration;

WHEREAS, the parties acknowledge and agree that the Merger shall be governed by Section 251(h) of the DGCL and shall, subject to the conditions of this Agreement, be effected as soon as practicable following the consummation of the Offer.

WHEREAS, the Company Board has, on the terms and subject to the conditions set forth herein, unanimously: (a) determined that the Offer, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders; (b) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement; (c) approved and declared advisable the Offer, the Merger and the other transactions contemplated hereby; and (d) resolved to recommend acceptance of the Offer;

WHEREAS, the respective boards of directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved this Agreement and the Offer, the Merger and the other transactions contemplated hereby, and declared it advisable for Parent and Merger Sub, respectively to enter into this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Offer, the Merger and the other transactions contemplated hereby and also to prescribe certain terms and conditions to these transactions.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I.

THE OFFER

Section 1.01 The Offer.

(a) Commencement of the Offer. Unless this Agreement shall have been terminated in accordance with ARTICLE VIII, and subject to the Company having complied with its obligations set forth in Section 1.02(b), as promptly as reasonably practicable after the date of this Agreement but in no event later than ten (10) Business Days after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)), the Offer (the date on which the Offer commences is hereinafter referred to as the “Offer Commencement Date”).

(b) Terms and Conditions of the Offer. The obligation of Merger Sub to accept for payment, and pay for, any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be subject to: (i) the Minimum Tender Condition; and (ii) the satisfaction, or waiver (to the extent permitted by Law) by Parent or Merger Sub, of the other conditions and requirements set forth in Annex I (together with the Minimum Tender Condition, the “Offer Conditions”). Subject to the prior satisfaction of the Minimum Tender Condition and the satisfaction, or waiver by Parent or Merger Sub, of the other Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment and pay for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time. The Offer Price payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the holder of such Company Common Stock in cash, without interest, on the terms and subject to the conditions set forth in this Agreement.

(c) Offer to Purchase; Adjustment of Offer Price; Waiver of Conditions. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions. Parent and Merger Sub expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price, or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise expressly provided by this Agreement or as previously approved in writing by the Company, Merger Sub shall not: (i) reduce the number of shares of Company Common Stock subject to the Offer; (ii) reduce the Offer Price; (iii) amend, modify, supplement or waive the Minimum Tender Condition; (iv) supplement or add to the conditions set forth in Annex I or amend or modify any Offer Condition in a manner that would reasonably be expected to (A) be adverse in any material respect (individually or in the aggregate) to any holders of shares of Company Common Stock, (B) impair the ability of Parent or Merger Sub to consummate the Offer or the transactions contemplated hereby or (C) except to effect an extension of the Offer to the extent expressly permitted in this Section 1.01 or to terminate this Agreement in accordance with Article VIII, prevent or delay the consummation of the Offer, the Merger or the transactions contemplated hereby; (v) except as otherwise provided in this Section 1.01, extend or otherwise change the expiration date of the Offer; (vi) change the form of consideration payable in the Offer; (vii) provide for any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act or (viii) otherwise amend, modify or supplement any of the terms of the Offer in a manner that would reasonably be expected to be adverse in any material respect (individually or in the aggregate) to any holders of shares of Company Common Stock.

(d) Expiration of the Offer. The Offer shall expire at midnight (New York City time) on the date that is twenty (20) Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”).

(e) Extension of Offer. Notwithstanding anything to the contrary in this Agreement (but subject to the parties’ respective rights to terminate the Agreement pursuant to ARTICLE VIII (which shall not be impaired, limited or otherwise restricted hereby):

(i) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer on one or more occasions in consecutive increments of up to five (5) Business Days (determined pursuant to 1934 Act Rule 14d-1(g)(3)) each (or such longer or shorter period as the parties hereto may agree in writing), if on any then-scheduled Expiration Time any of the Offer Conditions shall not be satisfied or, in Merger Sub’s sole discretion waived, until such time as such condition or conditions are satisfied or waived, provided, however, that if at the end of the then-scheduled Expiration Time the sole unsatisfied Offer Condition is the Minimum Tender Condition, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) extend the Offer for more than four (4) additional five (5) Business Day periods);

(ii) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer until the No-Shop Period Start Date or, if there is an Excluded Party as of the No-Shop Period Start Date, the Cut-Off Time or, in either case, such longer or shorter period as the parties hereto may agree in writing (and, in any event, if any such date is not a Business Day, the first Business Day thereafter), only if on the then-scheduled Expiration Time (which is before the No-Shop Period Start Date or Cut-Off Time, as applicable) all of the Offer Conditions have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing and which conditions would be capable of being satisfied as of such then-scheduled Expiration Time) or waived;

(iii) Merger Sub shall extend the Offer for any period required by applicable Law, any interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff thereof, or the Nasdaq Stock Market (“Nasdaq”) applicable to the Offer, and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable foreign antitrust, competition, or similar Law shall have expired or been terminated;

(iv) Merger Sub may, in its sole discretion, without consent of the Company, extend the Offer if, as of a then-scheduled Expiration Time (x) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and which conditions would be capable of being satisfied as of such then-scheduled Offer Expiration Time); (y) the full amount of the Financing necessary to pay the aggregate Offer Price at the Offer Closing and the Merger Consideration at the Closing has not been funded and Merger Sub reasonably believes that such Financing will not be available to be funded within three (3) Business Days of the then-scheduled Expiration Time; and (z) the Parent certifies to the Company that it reasonably expects that the Financing will be consummated, then upon written notice to the Company, the Merger Sub may extend the then-scheduled Expiration Time for either (x) should there be no Excluded Parties as of the No-Shop Period Start Date, one (1) additional period of up to fifteen (15) days or (y) should there be Excluded Parties as of the No-Shop Period Start Date such that the Cut-Off Time is relevant, one (1) additional period of up to five (5) days; provided, however, no such extension may extend the Expiration Time beyond the Business Day that that is five (5) Business Days immediately prior to the Outside Date; provided, further, that if any such date is not a Business Day, the first Business Day thereafter.

(f) Notwithstanding the foregoing, in no event (A) may the Expiration Time be extended beyond the earlier of (y) 11:59 p.m. (New York City time) on December 10, 2021 (the “Outside Date”) or (z) the valid termination of this Agreement; or (B) shall Merger Sub fail to extend the Expiration Time such that it ends before the No Shop Period Start Date or should there be Excluded Parties as of the No-Shop Period Start Date, the Cut-Off Time.

(g) Payment. On the terms and subject to the conditions of this Agreement, and subject to the prior satisfaction of the Minimum Tender Condition and the satisfaction of the other Offer Conditions (other than those Offer Conditions that by their nature are to be satisfied at the Offer Closing), or waiver by Parent or Merger Sub of the other Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, (i) prior to 9:00 a.m. (New York City time) on the Business Day immediately following the Expiration Date, consummate the Offer and irrevocably accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer (the time of the acceptance for payment, the “Offer Acceptance Time”) and (ii) promptly pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable, and in any event not more than three (3) Business Days after the Offer Acceptance Time (such time scheduled for payment for Shares accepted for payment pursuant, and subject, to the conditions of the Offer is referred to as the “Offer Closing” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(h) Termination of Offer. Merger Sub shall not (and Parent shall cause Merger Sub to not) terminate or withdraw the Offer prior to any scheduled Expiration Time (as the same may be extended as provided for in this Agreement) without the prior written consent of the Company except in the event that this Agreement is validly terminated pursuant to ARTICLE VIII. If the Offer is terminated or withdrawn by Merger Sub as permitted by this Agreement, or this Agreement is terminated pursuant to ARTICLE VIII, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (but in any event not more than one (1) Business Day after such termination), (i) irrevocably and unconditionally terminate the Offer and (ii) prior to the acceptance for payment of the Company Common Stock tendered in the Offer, promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Company Common Stock to the registered holders thereof.

(i) Offer Documents. As soon as practicable on or after the Offer Commencement Date, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements, and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal (such Schedule TO and the documents attached as exhibits thereto, together with any amendments and supplements thereto, the “Offer Documents”). The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable consideration to any such comments.

(j) Funds. Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

(k) Notification of Offer Status. Parent and Merger Sub shall keep the Company reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and with respect to any material developments with respect thereto and, upon the Company’s written request, use its reasonable best efforts to provide the Company as soon as practicable with the most recent report then available from the depository agent acting on behalf of Merger Sub detailing the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.

Section 1.02 Company Actions.

(a) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements, and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.03, contain the recommendation described in Section 4.03(d). The Schedule 14D-9 shall also contain the notice of appraisal rights required to be delivered by the Company under Section 262(d) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC. The Company shall set the record date for the Company’s stockholders to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to the Company’s stockholders to the extent required by Section 262(d) of the DGCL. The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act and applicable Law. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent and Merger Sub with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent, Merger Sub, and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9.

(b) Stockholder Lists. In connection with the Offer, the Company shall promptly after the date hereof (and in any event at least five (5) Business Days prior to the Offer Commencement Date) furnish or cause to be furnished to Parent and Merger Sub mailing labels, security position listings, and any other available listings or computer files containing the names and addresses of the record holders or beneficial owners of the shares of Company Common Stock as of the most recent practicable date, and shall promptly furnish Parent and Merger Sub with such information and assistance (including lists of record holders or beneficial owners of the shares of Company Common Stock, updated from time to time upon Parent’s, Merger Sub’s, or either of their respective agent’s request, and the addresses, mailing labels, and lists of security positions of such record holders or beneficial owners) as Parent, Merger Sub, or its agent may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the shares of Company Common Stock (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”).

ARTICLE II.

THE MERGER

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”). The Merger shall be governed by Section 251(h) of the DGCL and shall be effected pursuant to Section 251(h) of the DGCL as soon as practicable following the consummation of the Offer.

Section 2.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York City time, as soon as practicable (and, in any event, within two (2) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts), unless otherwise agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 2.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 2.05 Certificate of Incorporation; By-Laws. At the Effective Time: (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and applicable Law; and (b) the Company Board will take all necessary action such that, at the Effective Time, the by-laws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety as set forth in Exhibit B and as so amended and restated, shall be the by-laws of the Surviving Corporation, until, thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.

Section 2.06 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE III.

EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES

Section 3.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock, if any, that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive, in cash and without interest, an amount equal to the Offer Price (the “Merger Consideration”).

(c) Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.02 hereof.

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and, after the Effective Time, shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 3.02 Surrender and Payment.

(a) Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent (the “Paying Agent”) pursuant to an agreement, in form and substance reasonably acceptable to the Company, to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At or promptly following the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than: (A) Cancelled Shares; and (B) Dissenting Shares) (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 3.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 3.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify and which shall be reasonably acceptable to the Company) for use in such exchange.

(b) Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 3.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE III, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c) Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or S&P Global Ratings, Inc., respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination of the foregoing. No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 3.01(b), Parent and Surviving Corporation shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments required under this Agreement. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d) Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE III.

(f) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to the Surviving Corporation (or, at the option of Parent, Parent), upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to the Surviving Corporation or Parent, as applicable (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock on the date the amounts would escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.

(g) Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 3.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 3.01(a)) and held by a holder who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands prior to the Effective Time.

Section 3.04 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement, including pursuant to Equity Awards disclosed on Section 4.02(b)(i) of the Company Disclosure Letter or as permitted pursuant to this Agreement to be issued subsequent to the date hereof), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Offer Price and the Merger Consideration (as applicable) and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.05 Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the Offer Price and the Merger Consideration, as the case may be, otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, and paid to the appropriate Governmental Entity such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding. All compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement shall be payable through the applicable employer entity’s payroll system as promptly as reasonably practicable after such amount has become due and payable hereunder.

Section 3.06 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE III.

Section 3.07 Treatment of Stock Options and Other Stock-Based Compensation.

(a) Company Stock Options. The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding under any Company Stock Plan or granted under the inducement grant exception under applicable listing rules immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from Parent and the Surviving

Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option; multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 3.05. For the avoidance of doubt, in the event that the per share exercise price under any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.

(b) Company Restricted Shares. The Company shall take all requisite action so that, at the Effective Time, each share of Company Common Stock subject to vesting, repurchase, or other similar restrictions (a “Company Restricted Share”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of restrictions and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Merger Consideration less any Taxes required to be withheld with respect to such Company Restricted Share in accordance with Section 3.05.

(c) Company RSUs. The Company shall take all requisite action so that, at the Effective Time, each award of restricted stock units with respect to Company Common Stock subject to vesting based solely on continued employment or service to the Company (a “Company RSU”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Company RSU; multiplied by (ii) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 3.05.

(d) Company PSUs. The Company shall take all requisite action so that, at the Effective Time, each award of restricted stock units with respect to Company Common Stock subject to performance-based vesting conditions and not solely vesting based on continued employment or service to the Company (a “Company PSU”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Company PSU based on the degree of performance achieved through the Effective Time, as reasonably determined by the Company Board and of which Parent shall have been notified no later than five (5) Business Days prior to the Effective Time; multiplied by (ii) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 3.05.

(e) Company ESPP. The Company shall take all requisite action as soon as practicable following the date of this Agreement as may be required so that (i) no additional Offering Period (as defined in the Company ESPP) shall be commenced under the Company ESPP after the date of this Agreement, and (ii) provide that each Offering Period in effect on the date of this Agreement that would otherwise extend beyond the Effective Time will have a new Purchase Termination Date (as defined in the Company ESPP) that is at least five (5) Business Days prior to the anticipated Effective Time.

(f) Resolutions and Other Company Actions. At or prior to the Offer Closing, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs (a), (b), (c), (d) and (e) of this Section 3.07.

Section 3.08 Discharge of Payoff Debt. At the Effective Time, Parent shall pay or cause to be paid, on behalf of the Company and its Subsidiaries, the Payoff Amount in respect of each item of Payoff Debt in accordance with the applicable Payoff Letter.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (1) as disclosed in the Company SEC Documents filed with the SEC between November 22, 2019 and the date which is two Business Days prior to the date hereof (including any documents incorporated by reference into any of the Company SEC Documents), in each case to extent that it is reasonably apparent on the face of such Company SEC Document that it is applicable (other than any information that is not a statement of fact contained in the “Risk Factors,” “Quantitative and Qualitative Disclosures about Market Risk” or “Forward-Looking Statements” sections thereof to the extent they are cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in such filings shall not be deemed to be disclosed for purposes of Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.10 and Section 4.19 of this Agreement or (2) as set forth in the correspondingly numbered Section of the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted, except where the failure to be in good standing or to have such power and authority, would not be material to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws, or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents, except where the violation would not be material to the Company and its Subsidiaries, taken as a whole.

(c) Subsidiaries. Section 4.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 4.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens imposed by applicable securities Laws. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Company Common Stock; and (ii) 500,000 shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”). As of the close of business on August 9, 2021: (A) 10,667,587 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (B) 1,055,488 shares of Company Common Stock were issued and held by the Company in its treasury; and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury; and since August 9, 2021 and through the date hereof, no additional shares of Company Common Stock or shares of Company Preferred Stock have been issued. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.

(b) Stock Awards.

(i) As of the date of this Agreement, an aggregate of 490,329 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans and an aggregate of 64,294 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP. As of the close of business on August 9, 2021, 696,770 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, 43,852 shares of Company Restricted Shares were issued and outstanding and 151,700 shares of Common Stock were reserved for issuance pursuant to outstanding Company RSUs (including Company PSUs). As of the close of business on August 9, 2021, 25,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding options under the Company ESPP. Since August 9, 2021 and through the date hereof, no Company Equity Awards have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans. Section 4.02(b)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Stock Plans: and (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans and the Company ESPP, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii) Except for the Company Stock Plans, the Company ESPP and as set forth in Section 4.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards and the outstanding options under the Company ESPP, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares or units, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the Company Common Stock, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, all outstanding options under the Company ESPP and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c) Voting Debt. No Indebtedness of the Company or any of its Subsidiaries: (i) has the right to vote on any matters on which stockholders or equity holders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) has a value which is based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d) Company Subsidiary Securities. There are no outstanding: (i) Company Securities or securities of any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares or units, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 4.03 Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a) Authority. Assuming the accuracy of Section 5.06 and that the Merger becomes effective in accordance with Section 251(h) of the DGCL, the Company has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. Assuming the accuracy of Section 5.06 and that the Merger becomes effective in accordance with Section 251(h) of the DGCL, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Offer, the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).

(b) Non-Contravention. Assuming the accuracy of Section 5.06 and that the Merger becomes effective in accordance with Section 251(h) of the DGCL, the execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Offer, the Merger and the other transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 4.03(c) have been obtained or made, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Company Material Agreement to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries except in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. Assuming the accuracy of Section 5.09, no consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Offer, the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC in accordance with the Exchange Act of: (A) the Schedule 14D-9 and (B) such filings under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under: (A) the HSR Act, or (B) as set forth on Section 4.03(c) of the Company Disclosure Letter, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) any consents or novations under Government Contracts; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval. The Company Board, by resolutions duly adopted by a vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the Company stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (collectively, the “Company Board Recommendation”).

(e) Anti-Takeover Statutes. Assuming the accuracy of Section 5.06, on or prior to the date of this Agreement, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement, the Offer, the Merger or the transactions contemplated hereby. No other “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company would reasonably be expected to restrict or prohibit the execution of this this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.04 SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since October 1, 2017 (the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c) Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability, in all material respects, of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of assets of the Company and its Subsidiaries.

(d) Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e) Undisclosed Liabilities. Except as set forth on Section 4.04(e) of the Company Disclosure Letter, the audited consolidated balance sheet of the Company dated as of September 30, 2020 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Off-Balance Sheet Arrangements. Except as described in the Company SEC Documents filed on or before the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(g) Sarbanes-Oxley and Nasdaq Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are, to the Knowledge of the Company, true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in material compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

(h) Accounting, Securities, or Other Related Complaints or Reports. Since October 1, 2018 and except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) none of the Company, any of its Subsidiaries or any director or officer of the Company or any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any written or, to the Knowledge of the Company, oral complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries; and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Company Board or any committee thereof, or to the chief executive officer or chief financial officer.

(i) Debt. Section 4.04(i) of the Company Disclosure Letter contains a correct and complete list of all Indebtedness as of the date hereof, other than (w) loans between the Company and any of its Subsidiaries, (x) Indebtedness individually identified in the Company’s quarterly report on Form 10-Q for the quarter ending April 2, 2021 filed with the SEC on May 5, 2021, and (y) any Indebtedness in an amount less than $50,000 (other than letters of credit, bank guarantees, and surety, performance or similar bonds, all of which shall be identified in the Company Disclosure Letter).

Section 4.05 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and except for any COVID-19 Measures, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action, or effect that, if taken, existing or occurring during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01(a), Section 6.01(b), Section 6.01(c), Section 6.01(d)(i), Section 6.01(e), Section 6.01(f), Section 6.01(i), Section 6.01(j), Section 6.01(k), Section 6.01(l), Section 6.01(n), Section 6.01(o), Section 6.01(p) or, to the extent applicable to the foregoing listed sections, Section 6.01(r), if taken without the consent of the Parent.

Section 4.06 Taxes.

(a) Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material known Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2015.

(c) Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to any material Tax in that jurisdiction.

(g) Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i) Change in Accounting Method. Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) (any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(k) Ownership Changes. Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l) Section 355. Neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m) Reportable Transactions. Neither Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 4.07 Intellectual Property.

(a) Scheduled Company-Owned IP. Section 4.07(a) of the Company Disclosure Letter contains a correct and complete list, as of the date hereof, of all Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations.

(b) Right to Use; Title. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to the Company-Owned IP, and to the Knowledge of the Company, has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens.

(c) Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP.

(e) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Company IT Systems. Except as identified in Section 4.07(f) of the Company Disclosure Letter, since June 30, 2018, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Privacy and Data Security. The Company and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information,” “personal data” or “personally identifiable information” (as defined under applicable privacy Laws), or information that constitutes Controlled Unclassified Information, Covered Defense Information, or Federal Contract Information (as defined by applicable Laws) in the conduct of the Company’s and its Subsidiaries’ businesses, in each case except as would not be material to the Company and its Subsidiaries, taken as a whole. Except as identified in Section 4.07(g) of the Company Disclosure Letter, since June 30, 2018, the Company and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 4.08 Compliance; Permits.

(a) Compliance. Except as identified in Section 4.08(a) of the Company Disclosure Letter: (i) the Company and each of its Subsidiaries are and, since June 30, 2018, have been in material compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) since June 30, 2015, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since June 30, 2018, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.09 Litigation. Except as identified in Section 4.09(a) of the Company Disclosure Letter, there is no Legal Action pending or to the Knowledge of the Company, threatened in writing, or, to the Knowledge of the Company, orally against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

Section 4.10 Brokers’ and Finders’ Fees. Except for fees payable to B. Riley Securities, Inc. (the “Company Financial Advisor”) pursuant to an engagement letter listed in Section 4.10 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or the Offer, the Merger or any other transaction contemplated by this Agreement.

Section 4.11 Related Person Transactions. There are, and since October 1, 2018 there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Company Common Stock (or any of their respective family members), but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed in the Company SEC Documents.

Section 4.12 Employee Benefit Issues.

(a) Schedule. Section 4.12(a) of the Company Disclosure Letter contains a correct and complete list of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other material employee benefits or material remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or since June 30, 2018 has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”).

(b) Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect; (ii) the most recent determination letter (or an opinion or advisory letter) received regarding the tax-qualified status of each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c) Employee Plan Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect in the case of (i), (ii), (v) and (vi), (i) and except as identified in Section 4.12(c) of the Company Disclosure Letter, each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the IRS to the prototype or volume submitter plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) there are no Legal Actions pending, or, to the Knowledge of the Company, threatened in writing with respect to any Company Employee Plan (in each case, other than routine claims for benefits); (vii) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, and (viii) no Company Employee Plan is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(d) Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that could constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Section 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply in all material respects with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of the Company or any Company ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Company Employee Plan has occurred or is expected to occur.

(e) Certain Company Employee Plans. With respect to each Company Employee Plan:

(i) no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time since June 30, 2018 contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii) since June 30, 2018, no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

(iii) no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. Except as set forth in Section 4.12(e) of the Company Disclosure Letter, no such plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and no plan listed in Section 4.12(e) of the Company Disclosure Letter has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

(f) No Post-Employment Obligations. No Company Employee Plan provides post-termination medical benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination medical benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination medical benefits, except to the extent required by COBRA or other applicable Law.

(g) Section 409A Compliance. Except for non-compliance that is not material to the Company and its Subsidiaries, taken as a whole, each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(h) Health Plan Compliance. Except for non-compliance that is not material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries complies in all respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(i) Effect of Transaction. None of the execution or delivery of this Agreement, the consummation of the Offer, the Merger, or any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) except as a result of the termination of the IEC Electronics 401(k) Retirement Plan (if such termination is requested by Parent pursuant to Section 6.06(b)) or as a result of any other action required under the terms of the Agreement, accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(j) Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k) Labor. Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred since June 30, 2018, and, to the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred since June 30, 2018. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13 Real Property and Personal Property Matters.

(a) Owned Real Estate. The Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 4.13(a)-1 of the Company Disclosure Letter contains a correct and complete list by address and legal description of the Owned Real Estate owned at any time since October 1, 2010. Except as set forth on Section 4.13(a)-2 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of the Owned Real Estate; (ii) other than to Parent, has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Estate or any portion thereof or interest therein; or (iii) has received written notice of any pending, and to the Knowledge of the Company threatened, condemnation proceeding affecting any Owned Real Estate or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Leased Real Estate. Section 4.13(b) of the Company Disclosure Letter contains a correct and complete list of all material Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Company has delivered to Parent a correct and complete copy of each such Lease. Except as set forth on Section 4.13(b) of the Company Disclosure Letter and except for any matters that would not be material to the Company and its Subsidiaries, taken as a whole, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect subject to the Enforceability Exceptions; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and to the Knowledge of the Company no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Except as set forth on Section 4.13(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof.

(c) Real Estate Used in the Business. The Owned Real Estate identified in Section 4.13(a) of the Company Disclosure Letter and the Leased Real Estate identified in Section 4.13(b) of the Company Disclosure Letter comprise all of the material real property used in, or otherwise related to, the business of the Company or any of its Subsidiaries.

(d) Personal Property. Except as set forth on Section 4.13(d) of the Company Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 4.14 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Compliance with Environmental Laws. Except as identified in Section 4.14(a) of the Company Disclosure Letter, The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b) No Disposal, Release, or Discharge of Hazardous Substances. Neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances, except in compliance with any Permit, on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in Liability to the Company or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c) No Production or Exposure of Hazardous Substances. Neither the Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability under any Environmental Law.

(d) No Legal Actions or Orders. Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability with respect to any of the foregoing.

(e) No Assumption of Environmental Law Liabilities. Neither the Company nor any of its Subsidiaries has assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 4.15 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean (together with each Government Contract required to be set forth in Section 4.20(a) of the Company Disclosure Letter) the following (excluding any Company Employee Plan) to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;

(ii) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee or independent contractor providing for an annual base salary or payment in excess of $175,000;

(iii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Offer or the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person, market any product or solicit any client or customer, or (C) operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock or other equity interests, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $150,000;

(vi) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(vii) any Contract that contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(viii) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive basis or that contains a “most favored nation” or similar covenant with any third party;

(ix) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(x) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, or other Contracts, in each case relating to Indebtedness, whether as borrower or lender, and in each case in excess of $100,000, other than (A) accounts receivables and payables arising in the ordinary course of business, (B) capital leases entered into in the ordinary course of business, and (C) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(xi) any employee collective bargaining agreement or other Contract with any labor union;

(xii) any Company IP Agreement other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software or Company IP Agreements involving an upfront payment of less than $100,000 or annual payments of less than $100,000;

(xiii) each Contract to which the Company or any of its Subsidiaries is a party entered into since October 1, 2017 in connection with the settlement or other resolution of any actual or threatened Legal Action, in each case in which the Company or its Subsidiaries made or received a payment or economic value in excess of $100,000;

(xiv) any Contract with any of the top 10 largest suppliers by purchases made by the Company or any of its Subsidiaries during the 12-month period ended September 30, 2021 (the “Material Suppliers”);

(xv) any Contract with any of the top 20 largest customers by purchase order backlog as of July 2, 2021 (the “Material Customers”);

(xvi) any Contract under which there has been imposed a Lien (other than a Permitted Lien) on any of the assets, tangible or intangible, of the Company or any of its Subsidiaries;

(xvii) any Contract between the Company or any of its Subsidiaries, on the one hand, and any holder of 5% or more of the Company Common Stock or any of its or their respective directors, officers or Affiliates (other than agreements solely between the Company and its wholly owned Subsidiaries, but including, without limitation, any arrangement which would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC);

(xviii) reseller, strategic alliance, co-marketing, co-promotion, co-packaging, joint development or similar agreements;

(xix) powers of attorney (excluding customary powers of attorney provided to accountants in the ordinary course of business);

(xx) any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $150,000, in any twelve (12) month period and which is not otherwise described in clauses (i)-(xix) above; or

(xxi) any Contract which is not otherwise described in clauses (i)-(xx) above that is material to the Company and its Subsidiaries, taken as a whole.

(b) Schedule of Material Contracts; Documents. Section 4.15(b) of the Company Disclosure Letter sets forth a correct and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent true, correct, complete copies of all Company Material Contracts, including any amendments thereto.

(c) No Breach. (i) All the Company Material Contracts are valid, legal, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and are in full force and effect subject to the Enforceability Exceptions and except as would not be material to the Company and its Subsidiaries, taken as a whole; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract or any Government Contracts required to be set forth in Section 4.20 of the Company Disclosure Letter except for any violation that would not reasonably be expected to have, individually or in the aggregate, a

Company Material Adverse Effect; (iii) assuming the accuracy of Section 5.11, there is no event or condition that occurred or exists, including the consummation of the Offer, the Merger and the transactions contemplated hereby, that constitutes or that, with or without notice, the happening of any event and/or the passage of time, could constitute a default or breach under any such Material Contract by the Company and/or any Subsidiary or, to the Knowledge of the Company, any other party thereto, or could cause the acceleration of any obligation or loss of any rights of any party thereto or give rise to any right of termination or cancellation thereof except for (x) any default or breach that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) under the Payoff Debt upon the occurrence of a “change of control” upon consummation of the Offer; (iv) since June 30, 2015, neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, or potential violation of, or failure to comply with, any term or requirement of any Company Material Contract that would be material to the Company and its Subsidiaries, taken as a whole; and (v) neither the Company nor its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other notice that any party intends to terminate, cancel, or not renew any Company Material Contract.

Section 4.16 Insurance. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any of such insurance policies. To the Knowledge of the Company and except as it would not be material to the Company and its Subsidiaries, taken as a whole: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 4.17 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Merger Sub expressly for inclusion therein.

Section 4.18 Anti-Corruption Matters. Since June 30, 2018 and except as would not be material to the Company and its subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since June 30, 2018, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company and except as would not be material to the Company and its Subsidiaries, taken as a whole, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 4.19 Fairness Opinion. The Company has received the opinion of the Company Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be received in the Offer and the Merger by the holders of shares of Company Common Stock (other than Parent and Merger Sub) is fair, from a financial point of view, to such holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

Section 4.20 Government Contracts.

(a) Section 4.20(a) of the Company Disclosure Letter lists each Government Contract of the Company and its Subsidiaries which is in effect and which has projected revenue of $1,000,000 or more after July 2, 2021. The Company and its Subsidiaries do not have any Government Contract Bids outstanding directly with a Governmental Entity. All of the Government Contracts required to be listed on Section 4.20(a) of the Company Disclosure Letter are to the Knowledge of the Company valid, binding on the Company or its Subsidiaries, in full force and effect and were legally awarded subject to the Enforceability Exceptions and except as would not be material to the Company and its Subsidiaries, taken as a whole.

(b) Except as set forth in Section 4.20(b) of the Company Disclosure Letter or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in material breach of or default under (or is alleged in writing, to be in material breach of or default under), or has provided or received any notice of termination or default, or cure notice or show cause notice under any Government Contract required to be listed on Section 4.20(a). The Company and its Subsidiaries have not received any written notice that (i) the parties to any Government Contract will not fulfill their obligations thereunder in all material respects, or (ii) that any of its Government Contract counterparties has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company. None of the Company or its Subsidiaries’ Government Contracts have been terminated since June 30, 2015, other than as a result of final completion in accordance with its terms.

(c) Except as identified in Section 4.20(c) of the Company Disclosure Letter, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in possession of government-owned property, including tooling and test equipment, provided under, or for which the Company or its Subsidiaries would be held accountable under, the Government Contracts.

(d) The Company and its Subsidiaries have not delivered to the U.S. Government under any Government Contract any material Company proprietary technical data or software or computer programs (whether in source code, object code or other form), including any and all firmware and software implementations of algorithms, models and methodologies, and all documentation, including user manuals and training materials, related to any of the foregoing (i.e., developed exclusively at private expense) unless it properly notified the U.S. Government in accordance with the terms of such Government Contracts and FAR and DFARS regulations that the U.S. Government’s rights were limited or restricted.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with all terms and conditions of each such Government Contract and with the requirements of all Laws pertaining to each such Government Contract.

(f) There have been no claims, cost disallowances or payment withholds or setoffs against (except payment withholds in the ordinary course of business as provided by the payment terms of such Government Contract), and to the Knowledge of the Company, there have been no material misrepresentations by the Company or its Subsidiaries arising under or related to any such Government Contract that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Except as would not be material to the Company and its Subsidiaries, taken as a whole, all test and inspection results, if any, provided by the Company or its Subsidiaries to any Governmental Entity or to any other Person pursuant to a Government Contract, or as a part of the delivery to any Governmental Entity or other Person pursuant to Government Contract were complete and correct in all material respects as of the date so provided and, to the Knowledge of the Company and except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have provided all test and inspection results to the Governmental Entity or to any other Person pursuant to each such Government Contract as required by Law and the terms of such Government Contract.

(h) To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company, any of its Subsidiaries or their respective officers and directors, nor any of their respective other Representatives has been since June 30, 2015 the subject of any investigations, reviews, audits, or inquiries by a Governmental Entity related to any Government Contract, and (ii) no investigation, review, audit, or inquiry by any Governmental Entity or any other Person with respect to any Government Contract is pending or threatened. Except as set forth in Section 4.20(h) of the Company Disclosure Letter, or as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries have in place compliance policies, procedures and internal controls reasonably calculated to ensure compliance with all Government Contracts.

(i) Section 4.20(i) of the Company Disclosure Letter sets forth the number of personnel security clearances issued by the U.S. Government and the level of such clearances and all facility security clearances used or held for use by the Company and its Subsidiaries. All requisite personnel security clearances and facility security clearances are valid and in full force and effect, and ) the Company and its Subsidiaries are in material compliance with all applicable requirements under each of its Government Contracts relating to the safeguarding of and access to classified information and all applicable Laws and regulations regarding national security, including the National Industrial Security Program Operating Manual or any successor thereof. To the Knowledge of the Company, there is no proposed or threatened termination of any such facility or personnel security clearances that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21 Warranty Claims. Since June 30, 2018, and except as would not be material to the Company and its Subsidiaries, taken as a whole (a) there have not been any claims against the Company or its Subsidiaries alleging any material defects in the Company’s or any Subsidiaries’ services or products, or alleging any material failure of such products or services of the Company or any Subsidiary to meet applicable specifications, warranties or contractual commitments; (b) the Company’s and its Subsidiaries’ products and services are free from material defects and perform in all material respects in accordance with all applicable specifications, warranties and contractual commitments; and (c) the Company and its Subsidiaries have not received any written statement, citation, notice, ruling or order by any Governmental Entity stating that any products manufactured, provided, sold, designed, marketed or distributed by the Company or any Subsidiary is harmful, defective or unsafe or fails to meet any standards promulgated by any such Governmental Entity. There has been no recall or known investigation of the Company or any Subsidiary by any Governmental Entity since June 30, 2018 of any of the Company’s or any Subsidiaries’ products.

Section 4.22 No Additional Representations. The Company acknowledges and agrees, that (i) except for the Express Representations, neither Parent, Merger Sub nor Guranator makes, and has not made, and Company has not relied upon, any express or implied representations or warranties relating to Parent, Merger Sub, Guarantor, their respective Affiliates or their respective businesses or otherwise and Company expressly disclaims any other representations and warranties, (ii) no Person has been authorized by Parent, Merger Sub or Guarantor to make any representation or warranty relating to it or its business or otherwise in connection with the transactions contemplated by this Agreement and, if made, such representation or warranty must not be relied upon by Company as having been authorized by such party, and (iii) any estimates, projections, predictions, forecasts, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Company or any of its representatives are not and shall not be deemed to be or include representations or warranties, other than to the extent stated in the Express Representations. Except for the representations and warranties made by the Company in this ARTICLE IV (as qualified by the Company Disclosure Letter and the Company SEC Documents), neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to any fact or matter, including with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or Guarantor, and each of Parent, Merger Sub and Guarantor acknowledges the foregoing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

Section 5.02 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger, the Financing and the other transactions contemplated by this Agreement, subject only to (i) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall occur by written consent promptly following execution of this Agreement) and (ii) the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Offer, the Merger, the Financing and the other transactions contemplated by this Agreement do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (vi) of Section 5.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens contemplated by the terms of the Financing or other Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, including the Financing, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Offer Documents, and (B) such other filings as may be required to be made by Parent or Merger Sub in accordance with the Exchange Act in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the HSR Act or other Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country; and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement, including the Financing.

Section 5.03 Information in the Offer Documents. The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information furnished by the Company or its Representatives expressly for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

Section 5.04 Financing.

(a) Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of an executed debt financing commitment letter and the related fee letter, each dated on or about the date of this Agreement (provided that the fee letter has been redacted to remove fees, pricing and other economic terms, thresholds and caps), from the Financing Sources (including all exhibits, schedules or annexes thereto, and as amended, supplemented or otherwise modified from time to time in accordance with the terms set forth in this Agreement, collectively, the “Debt Commitment Letter”) to provide, subject to the terms and conditions therein, debt financing to Guarantor or an Affiliate thereof in the amounts set forth therein (the debt financing contemplated by the Debt Commitment Letter being collectively referred to as the “Financing”) for the purpose of funding the amounts required to be paid by Parent or Merger Sub at the Offer Closing and the Closing

pursuant to this Agreement and in connection with the transactions contemplated hereby, including (i) the aggregate Offer Price payable by Parent or Merger Sub on the Offer Closing Date pursuant to Section 1.01(f), and the aggregate Merger Consideration payable by Parent and Merger Sub on the Closing Date pursuant to Section 3.02(a) and the payment of the amounts contemplated by Section 3.07, (ii) repayment, prepayment or discharge (after giving effect to the Closing) of the Payoff Debt for which a Payoff Letter is delivered pursuant to this Agreement, and (iii) all fees and expenses required to be paid on the Offer Closing Date and the Closing Date in connection with the Financing and the other transactions contemplated hereby to be consummated on the Offer Closing Date or the Closing Date (clauses (i) through (iii) collectively, the “Required Closing Amounts”).

(b) As of the date of this Agreement, there are no other side letters or agreements to which Guarantor, Parent or Merger Sub is a party relating to the Financing other than as expressly set forth in the Debt Commitment Letter. As of the date of this Agreement, the Debt Commitment Letter, in the form provided to the Company, has not been amended, supplemented, modified, terminated or rescinded and, to the Knowledge of Parent, no amendment, supplement, modification, termination or rescission of the Debt Commitment Letter is contemplated (other than to add lenders, lead arrangers, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement). The commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect and, to the Knowledge of Parent, no such withdrawal or rescission is contemplated. As of the date of this Agreement, the Debt Commitment Letter contains all of the conditions precedent to the obligations of the applicable Financing Sources to make the applicable portion of the Required Closing Amounts available to Parent and Merger Sub on the terms set forth therein. Assuming the Financing is funded in accordance with the terms and conditions of the Debt Commitment Letter (before and after giving effect to the occurrence of any “market flex” related to the Financing), Parent will have sufficient cash or other sources of funds to pay all of the Required Closing Amounts. The Debt Commitment Letter has been duly executed and delivered by Guarantor and, as of the date hereof, is in full force and effect and is the legal, valid, binding and enforceable obligation of Guarantor and, to the Knowledge of Parent, each of the other parties thereto, in each case subject to the Enforceability Exceptions. As of the date of this Agreement, no event has occurred that (with or without notice or lapse of time or both) would reasonably be expected to (i) result in any breach of or constitute a default under the Debt Commitment Letter, in each case, on the part of Guarantor, Parent, Merger Sub or, to the Knowledge of Parent, the Financing Sources, (ii) permit any party to the Debt Commitment Letter to terminate the Debt Commitment Letter, or (iii) permit any party to the Debt Commitment Letter to not make the initial funding of the Financing in an aggregate amount equal to the Required Closing Amounts. As of the date hereof, no party to the Debt Commitment Letter has notified Parent or Guarantor in writing of its intention to terminate any of the commitments set forth in the Debt Commitment Letter or not to provide the Financing. All fees and expenses in respect of the Financing that are required to be paid under the Debt Commitment Letter on or prior to the date of this Agreement have been paid in full.

(c) The execution and delivery of the Debt Commitment Letter have been duly and validly authorized by all necessary action of the Guarantor, Parent, Merger Sub, and to the Knowledge of the Parent, the Financing Sources.

(d) As of the date of this Agreement, assuming the conditions set forth in Annex A and Section 7.01 have been satisfied (other than those conditions that by their terms are to be satisfied at the Offer Closing or the Closing, as applicable, but subject to such conditions being able to be satisfied) or waived by the Offer Closing, Parent and Guarantor have no reason to believe that any of the conditions to the Financing will not be satisfied or that (subject to the satisfaction of such conditions) the full amount of the Financing contemplated by the Debt Commitment Letter to be funded on the Offer Closing Date will not be available to Parent or Merger Sub on the Offer Closing Date.

(e) Parent expressly acknowledges and agrees that the Guarantor’s or its Affiliates ability to obtain the Financing or any other financing is not a condition to any of its obligations under this Agreement or a condition precedent to the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the Company agrees that any inaccuracy of the representation and warranty in this Section 5.04 shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement if (notwithstanding such inaccuracy) Parent is willing and able to consummate the transactions contemplated by this Agreement on the Offer Closing Date and the Closing Date.

Section 5.05 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.06 Ownership of Company Common Stock. None of Parent, Merger Sub or any of their “affiliates” or “associates” (a) is, or, in the three-year period prior to the date hereof, has been an “interested stockholder” (as such terms are defined in Section 203 of the DGCL) of the Company, or (b) “owns” (as such terms are defined in Section 203 of the DGCL) any Company Common Stock or holds any rights to acquire any Company Common Stock, except pursuant to this Agreement.

Section 5.07 Brokers. Except for fees payable to Moelis & Company, the fees and expenses of which will be paid by Parent, neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement for which the Company would be liable.

Section 5.08 Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly-owned Subsidiary of Parent.

Section 5.09 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Effective Time, assuming (i) the satisfaction of the conditions set forth in Annex A and Section 7.01, (ii) the accuracy of the representations and warranties of the Company, and performance of the covenants of the Company contained in this Agreement in all material respects, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Required Closing Amounts, and (iii) that the Company and its Subsidiaries, taken as a whole, are Solvent immediately prior to the Effective Time, then the Surviving Corporation and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 5.09, the term “Solvent” means, with respect to any Person, that, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, exceeds the liabilities (including contingent liabilities) of such Person and its subsidiaries on a consolidated basis, (b) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities (including contingent liabilities) as such debts and liabilities become absolute and matured, and (c) such Person and its Subsidiaries on a consolidated basis will not have an unreasonably small amount of capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

Section 5.10 Independent Investigation; No Reliance; Limitation of Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives has received access to certain books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Parent and Merger Sub acknowledge and agree, (i) except for the Express Representations set forth in ARTICLE IV the Company does not make, and has not made, and neither Parent nor Merger Sub has relied upon, any express or implied representations or warranties relating to the Company, its Subsidiaries or their respective businesses or otherwise and Parent and Merger Sub expressly disclaims any other representations and warranties, (ii) no Person has been authorized by the Company to make any representation or warranty relating to it or its business or otherwise in connection with the transactions contemplated by this Agreement and, if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party, and (iii) any estimates, projections, predictions, forecasts, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties, other than to the extent stated in the Express Representations.

Section 5.11 Foreign Status. Neither Parent nor Merger Sub is (a) a “foreign person”, as defined in by 22 C.F.R. § 120.16 or directly or indirectly under “foreign ownership and control”, as defined in 22 C.F.R. § 120.37; (a) a “foreign person” as defined by 31 C.F.R. § 800.224; or (iii) under “Foreign Ownership, Control, or Influence” (FOCI), as determined pursuant to 32 C.F.R. § 117.11 and Chapter 2 Section 3 of the National Industrial Security Program Operation Manual.

Section 5.12 No Additional Representations of Parent or Merger Sub. Except for the representations and warranties made by Parent, Merger Sub or Guarantor in this ARTICLE V (as qualified by the Parent Disclosure Letter), neither Parent, Merger Sub, Guarantor nor any other Person on behalf of Parent, Merger Sub or Guarantor makes any other express or implied representation or warranty with respect to any fact or matter, including with respect to Parent, Merger Sub, Guarantor or any of their respective Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company, and the Company acknowledges the foregoing.

ARTICLE VI.

COVENANTS

Section 6.01 Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, and except as expressly permitted or required by this Agreement, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), (1) conduct its business in all material respects in the ordinary course of business consistent with past practice (except for any actions taken reasonably and in good faith in response to COVID-19 or COVID-19 Measures), and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having material business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted or required by this Agreement, or as required by applicable Law or except as set forth on Section 6.01 of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend or propose to amend its Charter Documents;

(b) (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

(c) issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award or of any option under the Company ESPP outstanding as of the date of this Agreement in accordance with its terms;

(d) except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement and disclosed in Section 4.12(a) of the Company Disclosure Letter (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle, as the result of the termination or resignation of any officer or employee or as otherwise in the ordinary course of business consistent with past practice, or (iii) except with respect to (A) amendments to the IEC Electronics 401(k) Retirement Plan that do not materially increase the cost associated with such plan and/or amendments related to the termination of such plan if the Parent requests termination of that plan pursuant to Section 6.06(b) or (B) the designation of a new Purchase Termination Date under the Company ESPP pursuant to Section 3.07(f), establish, adopt, enter into, amend, terminate or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $50,000 in the aggregate;

(f) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any material assets in the aggregate, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g) repurchase, prepay, or incur any Indebtedness other than (i) borrowings under the Company’s existing revolving credit facility, and (ii) entry into capital leases, in each case in the ordinary course of business and consistent with past practice but in no event with an individual or aggregate obligation of the Company in excess of $50,000;

(h) enter into, amend or modify in any material respect, or consent to the termination of (other than at its stated expiration or non-renewal date), any Company Material Contract, any Government Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

(i) institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $100,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the most recent consolidated balance sheet included in the Company SEC Documents; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the most recent consolidated balance sheet included in the Company SEC Documents, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(l) except in connection with actions permitted by Section 6.03 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(m) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(n) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(o) engage in any transaction with, or enter into any agreement, Contract, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(p) adopt or implement any stockholder rights plan or similar arrangement, or any other “anti-takeover” provision;

(q) enter into any binding Contract with respect to any joint venture, strategic partnership, or alliance; or

(r) agree or commit to do any of the foregoing.

Section 6.02 Access to Information; Confidentiality.

(a) Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VIII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement. Notwithstanding the foregoing, should Parent and Parent’s Representatives seek to conduct Phase II environmental site assessments and/or any other testing of environmental media and/or building materials located on, in, under or at any Real Estate prior to the Offer Closing Date, Parent and Parent’s Representatives shall first provide the Company with a scope of work for such investigations and the Company and Parent and Parent Representatives will negotiate and enter into a stand-alone access agreement reasonably acceptable to the Company which will govern their respective rights and responsibilities in connection with the proposed investigation(s).

(b) Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 6.02(a), shall be treated in accordance with the Mutual Non-Disclosure Agreement, dated as of January 5, 2021, between Parent and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 6.03 No Solicitation.

(a) Go Shop. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on September 16, 2021 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or Representatives shall have the right to (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that could constitute or lead to a Takeover Proposal, (ii) provide information (including non-public information and data) relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, and to any personnel, of the Company or any of its Subsidiaries to any Person (and its Representatives, including potential financing sources) pursuant and subject to an Acceptable Confidentiality Agreement; provided, however, that the Company shall provide Parent on a substantially concurrent basis with the time such is provided to another Person, provide to Parent and Merger Sub any information or data that is provided to any Person given such access that was not previously provided or made available to Parent or Merger Sub (unless such information was not previously provided to Parent or Merger Sub at the request of Parent or Merger Sub or to comply with applicable Law), (iii) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to any Takeover Proposals (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to a Takeover Proposal) and (iv) cooperate with, assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to solicit, induce, initiate, propose or make any Takeover Proposals. On each of the tenth (10th), twentieth (20th) and thirtieth (30th) calendar day subsequent to the date hereof and on the calendar day subsequent to the No-Shop Period Start Date, the Company shall deliver to Parent a written notice setting forth (x) the identity of each Excluded Party, (y) the identity of any parties with which the Company entered into an Acceptable Confidentiality Agreement and provide a copy of each such Acceptable Confidentiality Agreement, and (z) the identity of any parties that submitted a Takeover Proposal as of each such time, each of which notices shall include (1) with respect to each identified party or Excluded Party and to the extent known by the Company, any material affiliates or any related investment funds of such Person, and (2) a summary of the material terms of any such Takeover Proposal (including, to the extent known, for the avoidance of doubt but without limitation, per share price, transaction structure, source and description of financing arrangements, termination fees (both type and quantum), anti-trust covenants and closing conditions).

(b) No-Shop. Except as expressly permitted by this Section 6.03, from the No-Shop Period Start Date (or, with respect to an Excluded Party, from 11:59 p.m. New York City time on the fifteenth (15th) day following the No-Shop Period Start Date) (such time on the fifteenth (15th) day, the “Cut-Off Time”) until the earlier to occur of the valid termination of this Agreement pursuant to ARTICLE VIII and the Offer Closing, the Company shall not, and shall cause each of its Subsidiaries and its and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or knowingly facilitate any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, or (ii) subject to Section 6.03(c), engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of knowingly encouraging or knowingly facilitating, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal (it being understood that notifying such Person of the existence of this Section 6.03 shall not be a breach of this Section 6.03). The Company shall, and the Company shall cause its Subsidiaries, and its and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or Representatives to, immediately after the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time), cease any and all solicitation, discussions or negotiations with any Persons (or provision of any nonpublic information to any Persons), other than as permitted by Section 6.03(c), with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal. Not later than the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time), the Company shall (A) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a Takeover Proposal or potential Takeover Proposal promptly destroy or return to the Company all nonpublic information theretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Takeover Proposal by such Person and its Representatives. Without limiting the foregoing, it is understood that any violation of or the taking of any actions inconsistent with the restrictions set forth in this Section 6.03 by (y) any directors, officers or employees of the Company or its Subsidiaries, whether or not purporting to act on behalf of the Company or any of its Subsidiaries, or (z) investment bankers, attorneys, accountants, consultants, or other agents or advisors if acting at the direction of the Company shall be deemed to be a breach of this Section 6.03 by the Company.

(c) Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement, if, at any time from and after the No-Shop Period Start Date and prior to the Offer Closing, the Company receives a bona fide written Takeover Proposal that is not withdrawn from any Person that did not result from or involve a breach of Section 6.03(b), and if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, (i) that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and (ii) failure to take the actions set forth in clauses (A) and (B) below would be inconsistent with the Company Board’s fiduciary duties under applicable Law, then the Company and its Representatives may, in response to such Takeover Proposal, (A) furnish, pursuant and subject to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person that has made such written Takeover Proposal and its Representatives; provided, that the Company shall, (x) provide Parent with a copy of such executed Applicable Confidentiality Agreement promptly (and in no event later than 24 hours) after execution and (y) prior to or substantially concurrently with the delivery to such Person, provide to Parent any information or data concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or Representatives, whether in writing or orally, unless such information has been previously provided to Parent, in which case the Company shall promptly (and in no event later than 24 hours) provide written notification to Parent of the information and data so provided (unless such information was not previously provided to Parent or Merger Sub at the request of Parent or Merger Sub or to comply with applicable Law); and (B) engage in, facilitate or otherwise participate in discussions or negotiations with the Person making such Takeover Proposal and its Representatives regarding such Takeover Proposal. The Company Board shall promptly (and in any event within 24 hours) notify Parent in writing if the Company Board makes the determinations set forth in this Section 6.03(c). Nothing in this Section 6.03(c) shall limit the Company’s rights prior to the Cut-Off Time with respect to an Excluded Party.

(d) Notices. At any time after the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time), and until the earlier to occur of the valid termination of this Agreement pursuant to ARTICLE VIII and the Offer Closing, the Company shall (i) promptly (and in no event later than 24 hours after receipt) notify Parent in writing in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal or in each case, any amendment or modification to the material terms of any such Takeover Proposal, including the identity of the Person making the Takeover Proposal and the material terms and conditions thereof (and, if the Takeover Proposal is made in writing, an unredacted copy of such Takeover Proposal, any relevant proposed transaction agreements and a copy of any financing commitments provided to the Company), and (ii) keep Parent reasonably informed, on a current basis, as to any material developments with respect to such Takeover Proposal. The Company shall provide Parent with at least forty-eight (48) hours prior written notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal.

(e) Recommendation.

(i) Notwithstanding anything else in this Agreement to the contrary, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Offer Closing, except as expressly permitted by this Section 6.03(e), neither the Company Board nor any committee thereof shall (i) (A) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent or the Company Board Recommendation, or fail to include the Company Board Recommendation in the Schedule 14D-9, (B) adopt, approve, endorse or recommend to the stockholders of the Company, or resolve to or publicly propose or announce its intention to adopt, approve, endorse or recommend to the stockholders of the Company, a Takeover Proposal, (C) within ten (10) Business Days of Parent’s written request, fail to make or reaffirm the Company Board Recommendation following the date any Takeover Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Takeover Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer, or (E) propose or agree to any of the foregoing (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) cause or direct the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, Contract, agreement (including an acquisition or purchase agreement, merger agreement, option agreement, expense reimbursement agreement, joint venture agreement or other similar agreement), legally binding commitment or agreement in principle with respect to, or that would reasonably be expected to lead to, any Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.03(c)) (a “Company Acquisition Agreement”) or publicly propose or agree to do any of the foregoing.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, prior to the Offer Closing, the Company Board,

(A)

in response to a Takeover Proposal received by the Company after the date of this Agreement that did not result from or involve a breach of Section 6.03(b), (x) may make a Company Adverse Recommendation Change or (y) may cause the Company to terminate this Agreement in accordance with and pursuant to Section 8.04(a) in order to cause the Company to enter into a definitive agreement with respect to a Takeover Proposal, if and only if the Company Board has determined in good faith, after consultation with its financial advisor and outside legal counsel and after taking into account any revisions to the terms of this Agreement that may be offered in writing by Parent in accordance with this Section 6.03(e), (I) that such Takeover Proposal constitutes a Superior Proposal and (II) that the failure to make a Company Adverse Recommendation Change or cause the Company to validly terminate this Agreement in accordance with Section 8.04(a) would reasonably be expected to conflict with the Company Board’s fiduciary duties under applicable Law, provided, that prior to making such Company Adverse Recommendation Change or terminating this Agreement in accordance with Section 8.04(a), (i) the Company shall have given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, including its reasonable basis for such decision and the material terms and conditions of, and the identity of the Person making any such Superior Proposal and contemporaneously provided to Parent a copy of the Superior Proposal, a copy of any proposed Company Acquisition Agreement and all related documentation, including with respect to financing arrangements, (ii) during such four (4) Business Day period following the date on which such notice is received, the Company shall and shall cause its Representatives to, if requested by Parent, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv)), the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent and capable of being accepted by the Company, and shall have determined, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal, and (iv) in the event of any change to any of the financial terms or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above of this proviso and a new notice period under clause (i) of this proviso shall commence (provided, that the notice period thereunder shall only be three (3) Business Days during which time the Company shall be required to comply with the requirements of this Section 6.03(e) anew with respect to such additional notice, including clauses (i) through (iii) above of this proviso; or

(B)

in response to a Company Intervening Event, may effect a Company Adverse Recommendation Change in response to a Company Intervening Event if the Company determines in good faith (after consultation with its outside legal counsel) that the failure to do so would reasonably be expected to conflict with the Company Board’s fiduciary duties under applicable Law, provided, that prior to making such Company Adverse Recommendation Change, (i) the Company shall have given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, including specifying the Company Intervening Event in reasonable detail, (ii) during such four (4) Business Day period following the date on which such notice is received, the Company shall and shall cause its Representatives to, if requested by Parent, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (iii) upon the end of such notice period the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent and capable of being accepted by the Company, and shall have determined, after consultation with its financial advisors and outside legal counsel, that the failure to make a Company Board Recommendation Change in response to such Company Intervening Event still would reasonably be expected to conflict with the Company Board’s fiduciary duties under applicable Law, and (iv) in the event of any material change in the events surrounding the Company Intervening Event, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above of this proviso and a new notice period under clause (i) of this proviso shall commence (provided, that the notice period thereunder shall only be three (3) Business Days during which time the Company shall be required to comply with the requirements of this Section 6.03(e) anew with respect to such additional notice, including clauses (i) through (iii) above of this proviso.

(f) Disclaimer. Nothing contained in this Section 6.03 shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by Law or (iii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that this Section 6.03(f) shall not be deemed to permit the Company Board to make a Company Adverse Recommendation Change other than in accordance with Section 6.03(e).

Section 6.04 Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect which individually or in the aggregate causes or would be reasonably expected to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the Offer Conditions to be satisfied or that would give rise to a right of termination set forth in Section 8.03(b); provided that, the delivery of any notice pursuant to this Section 6.04 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice. The Company shall grant Parent and Merger Sub reasonable access to the Company’s officers, employees, agents, properties, books, contracts, and records to investigate any such notices.

Section 6.05 Financing.

(a) The Company and its Subsidiaries will cooperate with any reasonable request by Parent, Guarantor or their financing sources in connection with the Financing. For example, if requested by Parent or Guarantor, the Company and its Subsidiaries will assist Parent and Guarantor in preparing, providing or obtaining any document, instrument or agreement reasonably requested by the Financing Sources.

(b) Prior to the Effective Time, the Company and its Subsidiaries will use reasonable best efforts to provide to Parent and Guarantor all cooperation (and will use reasonable best efforts to cause their respective officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents and other advisors to provide such cooperation) that is reasonably requested by Parent or Guarantor in connection with the Financing, including (i)(A) timely furnishing to Parent or Guarantor and the Financing Sources financial information as promptly as reasonably practicable, including, without limitation, such historical financial information regarding the Company and its business as is required to satisfy the condition precedent set forth in paragraph 4 of Exhibit D to the Debt Commitment Letter or as otherwise may be reasonably requested by Parent or Guarantor in connection with the Financing, (B) providing the Financing Sources at least four (4) Business Days prior to the Offer Closing Date with all documentation and other information required under applicable “know your customer” and anti-money laundering Laws, including the PATRIOT Act and 31 C.F.R. §1010.230, as has been reasonably requested by Parent or its designees at least nine (9) Business Days prior to the Offer Closing Date, and (C) causing the management of the Company and its Subsidiaries with appropriate seniority and expertise to participate in a reasonable number of telephonic or virtual meetings with the Financing Sources, including lender and investor presentations, due diligence sessions, drafting sessions and sessions with rating agencies, in each case on reasonable advance notice and at mutually acceptable times, (ii) reasonably assisting Parent or Guarantor and the Financing Sources in their preparation of any information memoranda (including a “private supplement” thereto) and related rating agency, lender and investors presentations, and similar documents required in connection with the Financing, and delivering customary representation and authorization letters with respect to the same (the “Authorization Letters”), (iii) facilitating the granting of a security interest to be effective on the Closing Date (and perfection thereof) in collateral (including preparation of customary perfection certificates and disclosure schedules), and the preparation, execution and delivery of guarantees, mortgages, other definitive financing documents or other certificates or documents as may reasonably be requested by Parent or Guarantor, (iv) assisting in (A) the preparation, negotiation, execution and delivery of one or more credit agreements, guaranty agreements, pledge and security documents and other definitive financing documents, landlord waivers and estoppels, non-disturbance agreements, Phase I environmental site assessments, surveys and title insurance or other customary certificates, legal opinions of Parent’s or Guarantor’s counsel, or documents as may be requested by Parent or Guarantor to facilitate any guarantee, obtaining and perfection of security interests in collateral from and after the Offer Closing (provided that any obligations contained in such documents shall be effective no earlier than as of the Effective Time) and (B) the conduct of customary field exams, inventory appraisals, collateral audits and insurance reviews, (v) cooperating in satisfying the conditions precedent set forth in any definitive document relating to the Financing to the extent satisfaction of any such condition requires the cooperation of, or is within the control of, the Company or any of its Subsidiaries, (vi) delivering notices of prepayment within the time periods required by the relevant agreements governing the Payoff Debt, and (vii) assisting Parent and Guarantor in the preparation of customary pro forma financial statements; provided, that (x) Parent and Guarantor shall be responsible for the preparation of such pro forma financial statements and pro forma adjustments giving effect to the transactions contemplated by this Agreement (without prejudice to the Company’s responsibility for the accuracy of the financial statements pursuant to the terms of this Agreement) and (y) such assistance shall relate solely to the financial information and data derived from the historical books and records of the Company. In the event that the Company becomes aware that any information provided pursuant to this Section 6.05 contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, the Company will use all reasonable best efforts to revise or supplement such required information as soon as reasonably practicable thereafter. Notwithstanding the foregoing, the Company shall not be required to provide, or cause any of its Subsidiaries to provide, cooperation under this Section 6.05 that: (A) in the good faith determination of the Company, would unreasonably interfere with the conduct of or ongoing business of the Company and its Subsidiaries, take as a whole, (B) causes any representation, warranty covenant or agreement in this Agreement to be breached; (C) causes any Offer Conditions or conditions precedent set forth in ARTICLE VII to fail to be satisfied or otherwise causes the breach of this Agreement; (D) requires the pre-Closing board of directors of the Company or the pre-Closing directors, managers and general partners of its Subsidiaries to authorize the execution and delivery or performance of any definitive agreement in respect of the Financing (provided that the officers of the Company and its Subsidiaries who will remain officers of the Company and its Subsidiaries after Closing shall deliver, upon request, executed signature pages to such definitive documentation prior to Closing in escrow and the authorization of such execution, delivery and performance of such agreements shall be at the direction of Parent and/or the board of directors (or similar body) of the Company or such Subsidiary as constituted by Parent after giving effect to the Closing) and such signatures shall not be effective until upon the Closing; or (E) requires any action that conflicts with the organizational documents of the Company or any of its Subsidiaries existing on the date hereof. For the avoidance of doubt, the Company and its Subsidiaries shall not be required to provide, and Parent and Guarantor shall be solely responsible for, projections or other forward-looking statements relating to all or any component of the Financing.

(c) The Company hereby consents to the use of the logos of the Company and each of its Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) are used solely in connection with a description of the Company or any of its Subsidiaries, or their respective businesses and products, or the transactions contemplated hereby.

(d) The Company shall deliver to Parent or Guarantor, (x) at least five (5) Business Days prior to the Expiration Time, drafts of Payoff Letters with respect to the Payoff Debt and (y) prior to the Closing Date, an executed copy of each Payoff Letter (it being understood that the effectiveness of any related lien release documentation may be subject to the occurrence of the related payoff), which Payoff Letters shall be in form and substance reasonably satisfactory to Parent, Guarantor and the Financing Sources party to the Debt Commitment Letter.

(e) Parent and Guarantor shall (i) upon the earlier to occur of the Closing Date or termination of this Agreement in accordance with its terms, promptly upon request by the Company, reimburse the Company for all reasonable, documented out-of-pocket costs incurred in good faith by the Company and its Subsidiaries in connection with the cooperation contemplated by this Section 6.05 and (ii) indemnify, defend and hold harmless the Company, its Subsidiaries, Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing or providing any of the information utilized in connection therewith.

(f) Parent and Guarantor (i) shall use reasonable best efforts to (and will use reasonable best efforts to cause their officers, directors, employees, accountants, consultants, agents and other advisors to) to arrange, obtain and consummate the Financing on a timely basis, but in any event no later than the Offer Closing Date or the Closing Date, as applicable, on the terms and conditions described in the Debt Commitment Letter pursuant to the terms thereof (or on such other terms as are reasonably acceptable to Parent and Guarantor; provided, that such other terms shall be subject to subclause (ii) below as if such other terms constituted an amendment to the Debt Commitment Letter), including using reasonable best efforts to (A) maintain in effect the Debt Commitment Letter and complying with all obligations thereunder, (B) negotiate and enter into definitive agreements with respect to the Financing (the “Definitive Financing Agreements”) on a timely basis on the terms and subject only to the conditions contained in the Debt Commitment Letter (or on such other terms as are reasonably acceptable to Parent and Guarantor; provided that such other terms shall be subject to subclause (ii) below as if such other terms constituted an amendment to the Debt Commitment Letter), (C) satisfy on a timely basis all conditions to funding that are within the control of Parent and Guarantor in the Debt Commitment Letter on or prior to the Offer Closing Date, (D) consummate the Financing at or prior to the Offer Closing to the extent necessary to fund the Required Closing Amount with respect thereto, including causing the Financing Sources to fund the Financing at the Offer Closing upon the satisfaction or waiver of such conditions to funding (and, to the extent funded separately, consummate the Financing at or prior to the Offer Closing to the extent necessary to fund the Required Closing Amount with respect thereto, including causing the Financing Sources to fund the Financing at the Offer Closing upon the satisfaction or waiver of such conditions to funding), and (E) comply with their obligations pursuant to the Debt Commitment Letter on or prior to the Offer Closing Date, (ii) shall not permit any amendment, supplement or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter or Definitive Financing Agreements if such amendment, supplement, modification or waiver (A) reduces (or would reasonably be expected to have the effect of reducing) the aggregate amount of the aggregate Financing below the Required Closing Amount, (B) imposes new or additional conditions precedent or otherwise adversely expands, amends or modifies any of the existing conditions precedent to any Financing or (C) adversely impacts, or would reasonably be expected to adversely impact, the ability of Guarantor to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto; and (iii) shall not terminate the Debt Commitment Letter or any Definitive Financing Agreement (provided that, subject to compliance with the other provisions of this Section 6.05(f), Guarantor may amend the Debt Commitment Letter solely to add additional lenders, arrangers, bookrunners, agents and other similar entities who had not executed the Debt Commitment Letter as of the date hereof). Parent and Guarantor will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letter as and when they become due. Parent or Guarantor shall promptly furnish to the Company a copy of any amendment, replacement, supplement, modification or waiver relating to the Debt Commitment Letter or Definitive Financing Agreements (which, in the case of any related fee letter, may be redacted in the manner described in Section 5.04(a)). Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Debt Commitment Letter as amended or modified in accordance with the terms hereof, and (2) “Debt Commitment Letter” will include such documents as amended or modified in accordance with the terms hereof.

(g) Parent and Guarantor shall, upon the request of the Company, keep the Company reasonably informed of the progress of the Financing. Parent and Guarantor shall give the Company prompt notice (i) of any material breach or default by any party to the Debt Commitment Letter or the definitive agreements related to the Financing of which Parent or Guarantor obtains Knowledge, (ii) of the receipt of any written notice from any Financing Source with respect to any breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive agreements related to the Financing, and (iii) if at any time for any reason Parent or Guarantor believes in good faith that it will not be able to obtain all or any portion of the Required Closing Amount of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter or any definitive agreements related to the Financing; provided that in no event will Parent or Guarantor be under any obligation to disclose any information that is subject to attorney-client or similar privilege. As soon as reasonably practicable after any notice pursuant to the preceding sentence, Parent or Guarantor shall provide the Company any information reasonably requested by the Company relating to any circumstance referred to in clause (i) or (ii) of the immediately preceding sentence and a reasonably detailed update on the status of the Financing. Upon the occurrence of any circumstance referred to in clause (i) or (ii) of the second preceding sentence, or if any portion of the Financing otherwise becomes unavailable and such portion is reasonably required to fund any of the Required Closing Amount, Parent and Guarantor shall (A) promptly notify the Company in writing, (B) use reasonable best efforts to arrange and obtain in replacement thereof alternative financing from the same or other financing sources reasonably satisfactory to Parent and Guarantor (the “Alternative Financing”) in an amount sufficient to constitute the Required Closing Amount with terms and conditions not less favorable (as reasonably determined by Parent and Guarantor) to Guarantor and Parent (or their Affiliates) than the terms and conditions set forth in the Debt Commitment Letter; provided that the terms and conditions of the Alternative Financing shall not impose new or additional conditions precedent or otherwise expand, amend or modify any of the conditions precedent to the receipt of the Financing, in each case as compared to those contained in the Debt Commitment Letter, in a manner that would reasonably be expected to delay or prevent the Offer Closing or the Closing or make less likely the timely funding of the Required Closing Amount (or satisfaction of the conditions precedent to the Financing) on the Offer Closing Date or the Closing Date, as applicable,, as promptly as reasonably practicable following the occurrence of such event, and (C) use reasonable best efforts to, as promptly as practicable following the occurrence of any such event, obtain one or more new commitment letters with respect to such Alternative Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letter in whole or in part. Parent or Guarantor will promptly provide a copy of any New Debt Commitment Letter (and any fee letter in connection therewith, which may be redacted in the manner described in Section 5.04(a)) to the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this

Agreement to the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect, and (B) any reference in this Agreement to the “Financing” means the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the foregoing.

(h) In no event shall the receipt or availability of any funds or financing (including any Financing) by Parent or Guarantor be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement and Parent and Merger Sub shall consummate the transactions contemplated by this Agreement irrespective and independently of the availability of any financing (including any Financing).

Section 6.06 Employees; Benefit Plans.

(a) Crediting Service. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any employee of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) will participate effective as of the Effective Time, and subject to the terms of the third party governing plan documents, Parent shall, or shall cause the Surviving Corporation to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan.

(b) Termination of Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company shall terminate any Company Employee Plans maintained by the Company or its Subsidiaries that Parent has requested to be terminated by providing a written notice to the Company at least ten (10) days prior to the Closing Date; provided, that such Company Employee Plans can be terminated in accordance with their terms and applicable Law without any adverse consequences with respect to any Company ERISA Affiliate. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated. If Parent requires termination of the IEC Electronics 401(k) Retirement Plan, Parent agrees that the applicable Parent Benefit Plan will accept rollovers of the account balances (including participant loan promissory notes) from the IEC Electronics 401(k) Plan and it is expressly understood that distribution of the assets under such plan will not be done prior to the Closing Date.

(c) Employees Not Third-Party Beneficiaries. This Section 6.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.06, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.06. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 6.06 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

(d) Prior Written Consent. With respect to matters described in this Section 6.06, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent, which shall not unreasonably be withheld. If a notice is required to fully terminate a Company Employee Plan for which Parent has requested termination, and Parent fails to consent to delivery of any such notice within any required deadlines after written request by the Company no less than three (3) Business Days prior to the date the notice must be provided, then Company shall be under no obligation to terminate such Company Employee Plan.

Section 6.07 Directors’ and Officers’ Indemnification and Insurance.

(a) Indemnification.

(i) The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements entered into (and copies of which have been made available to Parent prior to the date of this Agreement and listed on Section 6.07(a)(i) of the Company Disclosure Letter) prior to the Effective Time between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation, bylaws and the other similar organizational documents of the Company and the Subsidiaries of the Company, as applicable, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person except with the consent of such Indemnified Person or as otherwise required by Applicable Law.

(ii) For six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless all Indemnified Persons to the fullest extent permitted by the DGCL and any other Applicable Law in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before, on or after the Effective Time, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Applicable Law upon receipt of an undertaking in a form reasonably acceptable to Parent), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent.

(b) Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to obtain as of the Effective Time a prepaid “tail” insurance policy with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties than the Company’s existing policy, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, that the premium per annum payable for such “tail” insurance policy shall not exceed 200% of the amount per annum the Company paid in its last full fiscal year and if the cost for such “tail” insurance policy exceeds such amount, then the Company shall obtain a policy with the greatest coverage available for a cost not exceeding the such amount.

(c) Survival. The obligations of Parent and the Surviving Corporation under this Section 6.07 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.07 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.07 applies shall be third party beneficiaries of this Section 6.07, each of whom may enforce the provisions of this Section 6.07).

(d) Assumption by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.07. The agreements and covenants contained herein shall be in addition to and not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 6.07 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.08 Antitrust Approvals.

(a) Each of Parent and the Company shall use their reasonable best efforts to, as promptly as practicable, (i) obtain from any Government Entity any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order required to be obtained or made by the Company, Parent or Merger Sub, or to avoid any action or proceeding by any Government Entity, in each case in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law, including the HSR Act and any other Antitrust Laws; provided, however, that the parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such non-proprietary documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The parties shall promptly furnish to each other all information required for any application or other filing to be made by the other pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Parent and the Company agree to make any necessary filings under the HSR Act and any other Antitrust Laws no later than five (5) Business Days after execution of this Agreement.

(b) Parent shall use its reasonable best efforts to resolve as soon as practicable objections, if any, asserted by any Government Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates.

(c) Parent and the Company shall be equally responsible for all filing fees incurred in connection with the HSR Act or any other Antitrust Law in connection with the consummation of the transactions contemplated by this Agreement.

Section 6.09 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Offer, the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) other Governmental Entity to which the relevant party is subject or submits; provided, in each such case, that the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release, statement, announcement, or other disclosure in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 6.08 shall not apply to any release, statement, announcement, or other disclosure made with respect to: (i) a Company Adverse Recommendation Change issued or made in compliance with Section 6.03, (ii) any other disclosures issued or made in compliance with Section 6.03; or (iii) the Offer, the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 6.08.

Section 6.10 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Offer, the acquisition of shares of Company Common Stock pursuant to the Offer, the Merger or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 6.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

Section 6.12 Rule 14d-10(d) Matters. Prior to the Offer Closing, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement, or understanding entered into by the Company or a Subsidiary of the Company on or after the date hereof with any of its officers, directors, or employees pursuant to which consideration is paid to such officer, director, or employee to be approved as an “employment compensation, severance, or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 6.13 Stock Exchange Delisting; Deregistration. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 6.14 Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced, or to the Company’s Knowledge threatened, against the Company or any of its directors or officers by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Offer, the Merger and the other transactions contemplated hereby) and shall keep Parent reasonably informed regarding any such Legal Action. The Company shall: (a) give Parent the opportunity to participate in (but not control or direct) the defense and settlement of any such stockholder litigation at its own cost and expense, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).

Section 6.15 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.16 Resignations. At the written request of Parent, the Company shall cause each officer and director of the Company or any officer and director of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 6.17 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VII.

CONDITIONS

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing of each of the following conditions:

(a) No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that are in effect and that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(b) Purchase of Company Common Stock in the Offer. Merger Sub shall have previously accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

ARTICLE VIII.

TERMINATION, AMENDMENT, AND WAIVER

Section 8.01 Termination by Mutual Consent. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Offer Closing by the mutual written consent of Parent, Merger Sub, and the Company.

Section 8.02 Termination by Either Parent or the Company. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, by either Parent or the Company:

(a) if the Offer Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party: (i) if the Offer Closing shall have occurred, or (ii) whose material breach of any one or more representations, warranties, covenants, or agreements set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the Offer Closing to have occurred on or before the Outside Date; or

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting: (i) prior to the Offer Closing, the consummation of the Offer, or (ii) prior to the Closing, the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose material breach of any one or more representations, warranties, covenants, or agreements set forth in this Agreement has been the principal cause of, or primarily resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order.

Section 8.03 Termination by Parent.

This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned by Parent:

(a) if, prior to the Offer Closing: (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement, of (iii) the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 6.03; provided, that Parent exercises the right to terminate this Agreement pursuant to this Section 8.03(a) within ten (10) Business Days after the Company shall have provided written notice to Parent confirming the occurrence of (i), (ii) or (iii) and referencing this Section 8.03(a); or

(b) if, prior to the Offer Closing, the Company shall have breached or failed to perform any its representations, warranties, covenants, or other agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a conditions set forth in (d) or (e) of Annex I (and in each case such breach or failure to perform is incapable of being cured by the Outside Date, or if curable, has not been cured by the earlier of the Outside Date and ten (10) Business Days after its receipt of written notice thereof from Parent); provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.03(b) if Parent or Merger Sub is then in material breach of any or more representations, warranties, covenants, or obligations hereunder that would reasonably be expected to prevent, materially impede, or materially delay the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated hereby.

Section 8.04 Termination by the Company. This Agreement may be terminated by the Company:

(a) if, prior to the Offer Closing, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with Section 6.03 hereof with respect to such Superior Proposal, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement;

(b) if, prior to the Offer Closing, Parent, Merger Sub or Guarantor shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements set forth in this Agreement and in each case such breach or failure to perform: (i) is incapable of being cured by the Outside Date, or if curable, has not been cured by the earlier of the Outside Date and ten (10) Business Days after its receipt of written notice thereof from the Company; and (ii) in any way would reasonably be expected to prevent, materially impede, or materially delay the consummation by Parent or Merger Sub of the Offer, the Merger, the Financing or the other transactions contemplated hereby; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.04(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach or failure to perform would give rise to a failure of a condition set forth in (d) or (e) of Annex I; or

(c) if (i) all of the Offer Conditions have been satisfied as of the Expiration Time (after giving effect to any extensions thereof in accordance with this Agreement) (other than those Offer Conditions that by their nature are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied at the Expiration Time), and (ii) Parent fails to consummate the Offer Closing within three (3) Business Days following the Expiration Time.

Section 8.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 6.02(b), this Section 8.05, Section 8.06, and ARTICLE IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of Fraud or the Willful Breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 8.06 Fees Following Termination.

(a) If this Agreement is properly terminated by Parent in accordance with Section 8.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee. If this Agreement is properly terminated by the Company in accordance with Section 8.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee; provided, that if this Agreement is terminated by the Company pursuant to Section 8.04(a) prior to the No-Shop Period Start Date or, solely with respect to a Superior Proposal made by an Excluded Party prior to the Cut-Off Time, then the Company shall instead pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, an amount equal to fifty percent (50.0%) of the Termination Fee.

(b) If this Agreement is properly terminated: (i) by Parent in accordance with Section 8.03(b); or (ii) by the Company or Parent in accordance with Section 8.02(a) hereof (but only if at such time the Parent would not be prohibited from terminating this Agreement pursuant to Section 8.02(a)) and, in the case of such clauses (i) and (ii) immediately above, (A) prior to such termination, a Takeover Proposal shall: (1) in the case of a termination in accordance with Section 8.02(a), have been publicly disclosed and not withdrawn prior to the effective date of termination or (2) in the case of a termination in accordance with Section 8.03(b), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board and not withdrawn prior to the effective date of termination, and (B) within nine (9) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 8.06(b), all references in the definition of Takeover Proposal to “15%” shall be deemed to be references to “more than 50%” instead); provided, that if a Person (other than Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination, as applicable, and, within nine (9) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (b).

(c) If this Agreement is properly terminated by the Company in accordance with Section 8.04(c) or Section 8.04(b), Parent shall pay, or cause to be paid, to the Company or a designee thereof the Reverse Termination Fee (by wire transfer of immediately available funds) within two (2) Business Days after such termination.

(d) Subject to Section 8.05, the parties agree that (i) in the circumstance in which the Company (or its designee) has been paid the Reverse Termination Fee pursuant to this Section 8.06, payment of the Reverse Termination Fee shall constitute the sole and exclusive remedy of the Company and its Subsidiaries and their respective Affiliates and any of their respective general or limited partners, stockholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) against Parent, Merger Sub and their respective Affiliates and any of their respective general or limited partners, stockholders, members, managers, directors, officers, employees, agents or Affiliates or the Financing Sources (collectively, the “Parent Related Parties”) for all losses and damages in respect of this Agreement or the Offer, the Merger or the other transactions contemplated hereby and (ii) in the circumstance in which the Parent (or its designee) has been paid the Termination Fee pursuant to this Section 8.06, payment of the Termination Fee shall constitute the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties for all losses and damages in respect of this Agreement, the Financing, the Offer, the Merger or the other transactions contemplated hereby.

(e) The parties acknowledge and agree that the provisions of this Section 8.06 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, the parties would not have entered into this Agreement. If a party shall fail to pay to the other (or its designee) in a timely manner the amounts due pursuant to this Section 8.06, and, in order to obtain such payment, such party makes a claim against the other that results in a judgment against the other party, the other party shall pay to the claiming party the reasonable costs and expenses of the claiming party (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that: (i) the right to receive the Termination Fee, any Expense reimbursement and/or the Reverse Termination Fee under this Agreement shall not limit or otherwise affect a party’s right to specific performance as provided in Section 9.13; and (ii) in no event shall the Company be obligated to pay the Termination Fee on more than one occasion nor shall Parent be obligated to pay the Reverse Termination Fee on more than one occasion.

(f) Except as expressly set forth in Section 6.05, Section 6.08 and this Section 8.06, all Expenses will be paid by the party incurring such Expenses.

Section 8.07 Amendment. Subject to applicable Law and except as otherwise provided in this Agreement including pursuant to Section 1.01(c), this Agreement may be amended or supplemented in any and all respects, whether before or after the Offer Closing, by written agreement signed by each of the parties hereto; provided, however, that following the Offer Closing, no amendment shall be made which decreases the Merger Consideration. Notwithstanding the foregoing, this Section 8.07 and the other Lender Protective Provisions shall not be modified, supplemented, amended, waived or terminated without the additional consent of the Financing Sources party to the Debt Commitment Letter.

Section 8.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may, subject to Section 1.01(c): (a) extend the time for the performance of any of the obligations of the other party or party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) subject to the proviso in Section 8.07 and unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement; provided, that an Acceptable Confidentiality Agreement shall not (A) prevent the Company or any of its Subsidiaries or its and their Representatives from complying with any of the provisions of this Agreement (including Section 6.03) or restrict in any manner the Company’s ability to consummate the transactions contemplated hereby prior to the valid termination of this Agreement, (B) adversely affect the rights of the Company thereunder upon compliance by the Company with the provisions of this Agreement, (C) include any provision calling for an exclusive right to negotiate with the Company prior to the valid termination of this Agreement, or (D) require the Company or any of its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses. The Acceptable Confidentiality Agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Takeover Proposal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 6.05(g).

“Antitrust Laws” means Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition.

“Associate” has the meaning set forth in Section 203(c)(2) of the DGCL.

“Authorization Letters” has the meaning set forth in Section 6.05(b).

“Book-Entry Share” has the meaning set forth in Section 3.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in the City of New York, New York are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning in Section 3.01(a).

“Certificate” has the meaning set forth in Section 3.01(c).

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Charter Documents” has the meaning set forth in Section 4.01(b).

“Claim” has the meaning set forth in Section 6.07(a)(ii).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.03(e).

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.03(e).

“Company Balance Sheet” has the meaning set forth in Section 4.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 6.06(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in ARTICLE IV.

“Company Employee” has the meaning set forth in Section 4.12(a).

“Company Employee Plans” has the meaning set forth in Section 4.12(a).

“Company Equity Award” means a Company Stock Option, a Company Restricted Share, a Company RSU or a Company PSU granted under one of the Company Stock Plans, as the case may be.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company ESPP” means the Company 2011 Employee Stock Purchase Plan, as amended.

“Company Financial Advisor” has the meaning set forth in Section 4.10.

“Company Intervening Event” means any Event that is material to the Company and its Subsidiaries, taken as a whole, (i) was not known or reasonably foreseeable to the Company Board on or prior to the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Company Board on or prior to the date of this Agreement), (ii) becomes known to the Company Board after the date of this Agreement, and (iii) does not relate to a Takeover Proposal or a Superior Proposal; provided, however, that none of the following will constitute, or considered in determining whether there has occurred, a Company Intervening Event (w) the receipt, existence or terms of a Takeover Proposal, Superior Proposal or any matter relating thereto or direct or indirect consequence thereof, (x) compliance with or performance under this Agreement or the transactions contemplated hereby, (y) the Company meeting or exceeding internal or published projections, or (z) any fluctuation in the market price or trading volume of the Company Shares, in and of itself (it being understood that the underlying factors that may have contributed to (y) or (z) that are not otherwise excluded from the definition of Company Intervening Event, may be taken into account in determining whether a Company Intervening Event has occurred).

“Company IP” has the meaning set forth in Section 4.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that has, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) any change in any Law or GAAP; (ii) any change resulting from conditions affecting any of the industries in which the Company or its Subsidiaries operates; (iii) any change resulting from changes in general business, financial, political, capital market or economic conditions (including any changes in interest and exchange rates or commodity pricing); or any change resulting from any calamity, natural disaster, pandemic (including COVID-19 and COVID-19 Measures), hostilities, war or military or terrorist attack) tariffs, trade wars, transportation delays (including work stoppages or port closures); (iv) any change resulting from the announcement or pendency of the Offer, the Merger, the other transactions contemplated hereby or attributable to the fact that Parent or any of its Affiliates are the prospective owners of the Company (including any loss or change in relationship with any supplier, vendor, reseller, customer, distributor, employee or other business partner of the Company or its Subsidiaries); (v) the failure of the Company or its Subsidiaries to achieve any financial projections or budget (it being understood that the fact or occurrences giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect so long as such facts or occurrences are not otherwise excluded by any other clause in this definition); (vi) any litigation, claims, suit, action or proceeding in respect of this Agreement, the Merger, the Offer or the Offer Documents and any transactions contemplated hereby and thereby (including breach of fiduciary duty and disclosure claims); and (vii) (1) any action taken by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent or Merger Sub or (2) compliance by the Company or any of its Subsidiaries with the express terms of, or the taking by the Company or any of its Subsidiaries of any action expressly required by, this Agreement (other than the obligations to operate in the ordinary course or restrictions on taking certain actions pursuant to Section 6.01); provided further, however, that any Effect referred to in clauses (i), (ii) or (iii), immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Material Contract” has the meaning set forth in Section 4.15(a).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 4.02(a)

“Company PSU” has the meaning set forth in Section 3.07(d).

“Company Related Parties” has the meaning set forth in Section 8.06(d).

“Company Restricted Share” has the meaning set forth in Section 3.07(b).

“Company RSU” has the meaning set forth in Section 3.07(c).

“Company SEC Documents” has the meaning set forth in Section 4.04(a).

“Company Securities” has the meaning set forth in Section 4.02(b)(ii).

“Company Special Committee” has the meaning set forth in the Recitals.

“Company Specific Performance Conditions” has the meaning set forth in Section 9.13(b).

“Company Stock Option” has the meaning set forth in Section 3.07(a).

“Company Stock Plans” means the following plans, in each case as amended: the Company 2010 Omnibus Incentive Compensation Plan and the Company 2019 Stock Incentive Plan.

“Company Subsidiary Securities” has the meaning set forth in Section 4.02(d).

“Confidentiality Agreement” has the meaning set forth in Section 6.02(b).

“Consent” has the meaning set forth in Section 4.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention, the World Health Organization, New York State, in each case, in connection with or in response to COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Cut-Off Time” has the meaning set forth in Section 6.03(b).

“Debt Commitment Letter” has the meaning set forth in Section 5.04(a).

“Definitive Financing Agreements” has the meaning set forth in Section 6.05(f).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.03.

“EDGAR” has the meaning set forth in Section 4.04(a).

“Effective Time” has the meaning set forth in Section 2.03.

“Enforceability Exceptions” has the meaning set forth in Section 4.03(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 1.01(a).

“Excluded Party” shall mean any Person or group of Persons from whom the Company or any of its Representatives has received a Takeover Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Company Board determines in good faith (such determination to be made prior to the No-Shop Period Start Date and after consultation with its outside legal advisor and financial advisor) constitutes or would be reasonably expected to lead to a Superior Proposal; provided, that any Person shall cease to be an Excluded Party if, at any time, the Acquisition Proposal submitted by such Person is withdrawn or terminated or modified in any materially adverse respect such that the Takeover Proposal would no longer constitute or reasonably be expected to lead to a Superior Proposal.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Offer Documents, Schedule 14D-9, the filing of any required notices under the HSR Act or any Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

“Express Representations” means (a) the representations and warranties of the Company contained in ARTICLE IV and contained in the certificates of the Company delivered hereunder, (b) as to the Parent and Merger Sub, the representations and warranties of Parent and Merger Sub contained in ARTICLE V and (c) as to Guarantor, the representations and warranties of Guarantor in Sections 5.04 and 9.17.

“Expiration Time” has the meaning set forth in Section 1.01(d).

“Financing” has the meaning set forth in Section 5.04(a).

“Financing Sources” means, collectively, (a) Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing or Alternative Financing in connection with the transactions contemplated by the Agreement, including the parties named in the Debt Commitment Letter and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto; (b) the Affiliates of the Persons described in clause (a); (c) the respective officers, directors, employees, officers, members, partners, equity holders, trustees, agents and representatives of the Persons described in the foregoing clauses (a) and (b); and (d) the respective successors, assigns, heirs and estates of the Persons identified in the foregoing clauses (a) through (c).

“Fraud” means, with respect to a Person, intentional common law fraud under Delaware law by such Person with respect to the making of one or more Express Representations.

“GAAP” has the meaning set forth in Section 4.04(b).

“Government Contract” means any prime contract, subcontract, purchase order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar written arrangement of any kind, between the Company or any of its Subsidiaries, on the one hand, and (i) any Governmental Entity; (ii) any prime contractor or higher tier subcontractor of a Governmental Entity in its capacity as a prime contractor or higher tier subcontractor; or (iii) any lower tier subcontractor with respect to any Government contract of a type described in (i) or (ii) above, on the other hand. A task or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Contract Bid” means any active offer, proposal, or quote for goods or services which, if accepted, would result in a Government Contract.

“Governmental Entity” has the meaning set forth in Section 4.03(c).

“Guaranteed Obligations” has the meaning set forth in Section 9.17(a).

“Guarantor” has the meaning set forth in the Preamble.

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” has the meaning set forth in Section 1.01(e).

“Indebtedness” means, on a consolidated basis, all principal, interest, fees, premiums, expenses and other obligations and amounts in respect of indebtedness of the Company or any of its Subsidiaries (whether or not matured and whether owed to third parties or Affiliates), including: (i) all indebtedness for borrowed money; (ii) all obligations evidenced by mortgages, notes, bonds, debentures, debt securities, or similar instruments; (iii) all obligations with respect to letters of credit, bank guarantees, bankers’ acceptances, or surety of performance bonds; (iv) all capital leases determined in accordance with GAAP; (v) all obligations of others secured by a Lien on any asset of the Company; (vi) all obligations to pay the deferred purchase price for assets or services, including “earn-outs” or “holdbacks” but excluding trade payables incurred in the ordinary course of business; (vii) any off-balance sheet financing of a Person; (viii) all obligations of the Company or any of its Subsidiaries under interest rate, commodity, currency or other swaps, hedging or derivative contracts; and (ix) all guaranty obligations of the indebtedness of another Person of the type described in clauses (i)-(viii).

“Indemnified Persons” has the meaning set forth in Section 6.07(a)(i).

“Initial Expiration Time” has the meaning set forth in Section 1.01(d).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 9.01 of the Company’s Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 9.01 of Parent’s Disclosure Letter; in each case, after due inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, ordinances, judgements, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity, including the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), and the civil False Claims Act (31 U.S.C. §§ 3729-33), the criminal False Claims Act (18 U.S.C. § 287), the False Statements Act (18 U.S.C. § 1001), the criminal Conflict of Interest statutes (18 U.S.C. § 207), the Procurement Integrity Act (41 U.S.C. § 2101 et seq.), the Federal Acquisition Regulation and other agency supplements thereto to the extent applicable (48 C.F.R. et seq.), and the rules and regulations administered by the United States Office of Foreign Assets Control.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Lender Protective Provisions” means this definition, the definition of “Financing Sources”, Section 8.06(d), Section 8.07, Section 9.04, Section 9.05, Section 9.06, Section 9.09, Section 9.13(b)(ii) and Section 9.14.

“Liability” means any liability, Indebtedness, other indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Material Customers” has the meaning set forth in Section 4.15(a)(xv).

“Material Suppliers” has the meaning set forth in Section 4.15(a)(xiv).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Tender Condition” has the meaning set forth in Annex I.

“Nasdaq” has the meaning set forth in Section 1.01(e).

“New Debt Commitment Letters” has the meaning set forth in Section 6.05(g).

“Non-Party Affiliates” has the meaning set forth in Section 9.14(a).

“No-Shop Period Start Date” has the meaning set forth in Section 6.03(a)

“Offer” has the meaning set forth in the Recitals.

“Offer Acceptance Time” has the meaning set forth in Section 1.01(g).

“Offer Closing” has the meaning set forth in Section 1.01(g).

“Offer Closing Date” has the meaning set forth in Section 1.01(g).

“Offer Commencement Date” has the meaning set forth in Section 1.01(a).

“Offer Conditions” has the meaning set forth in Section 1.01(b).

“Offer Documents” has the meaning set forth in Section 1.01(i).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 1.01(c).

“Order” has the meaning set forth in Section 4.09.

“Outside Date” has the meaning set forth in Section 1.01(f).

“Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 6.06(a).

“Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Specific Performance Conditions” has the meaning set forth in Section 9.13(c).

“Parent Related Parties” has the meaning set forth in Section 8.06(d).

“Paying Agent” has the meaning set forth in Section 3.02(a).

“Payoff Debt” means the Indebtedness of the Company pursuant to that certain Sixth Amended and Restated Credit Facility, dated as of June 4, 2020, by and between the Company and Manufacturers and Traders Trust Company.

“Payment Fund” has the meaning set forth in Section 3.02(a).

“Payoff Amount” means, with respect to any Payoff Debt, the aggregate amount set forth in the applicable Payoff Letter for such Payoff Debt as due by the Company and its Subsidiaries on the Closing Date and payable to the lenders (or their duly authorized agent or representative) identified therein (including any customary per diem amounts, to the extent applicable).

“Payoff Letters” means the letters from the lenders or investors (or their duly authorized agent or representative) with respect to all Payoff Debt that are delivered to Parent on or prior to the Closing Date, which Payoff Letters shall be in form and substance reasonably satisfactory to Parent and the Financing Sources and shall provide that upon receipt from or on behalf of the Company of the applicable Payoff Amount, (a) the applicable Payoff Debt shall be satisfied, and all obligations thereunder terminated (other than indemnity and contingent liabilities for which no claim has been made) and (b) to the extent such Payoff Debt is secured by any Lien, all Liens relating to the assets, rights and properties of the Company and its Subsidiaries granted in connection therewith shall be released and terminated.

“PBGC” has the meaning set forth in Section 4.12(d).

“Permits” has the meaning set forth in Section 4.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property;(d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially and adversely impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially and adversely impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation, (g) licenses of Intellectual Property granted in the ordinary course of business, (h) Liens securing the Leases or relating to purchase money obligations, in each case, entered into in the ordinary course of business; and (i) Liens securing Payoff Debt in existence prior to the Closing Date (but solely to the extent such Liens are discharged and released on the Closing Date upon payment of the Payoff Amount with respect to the applicable Payoff Debt).

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” means a Person’s directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors.

“Required Closing Amounts” has the meaning set forth in Section 5.04(a).

“Reverse Termination Fee” means $9,990,915.17.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.04(a).

“Schedule 14D-9” has the meaning set forth in Section 1.02(a).

“Schedule TO” has the meaning set forth in Section 1.01(i).

“SEC” has the meaning set forth in Section 1.01(e).

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent” has the meaning set forth in Section 5.09

“Stockholder List Date” has the meaning set forth in Section 1.02(b).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Superior Proposal” means a bona fide written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15% or more” shall be “more than 50%”) that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) is (i) reasonably likely to be consummated and (ii) more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Company Board; and (e) any revisions to the terms of this Agreement and the Merger proposed by Parent.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Proposal” means an inquiry, proposal, or offer from any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which 15% or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct acquisition of 15% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; (d) merger, consolidation, share exchange, business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means $7,601,783.28.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 4.02(c).

“Willful Breach” means a material breach of a covenant or agreement in this Agreement caused by a deliberate and intentional act or a deliberate and intentional failure to act on the part of the breaching party with the knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement and such act or failure to act constitutes a material breach of this Agreement. The failure of Parent or the Merger Sub to consummate the Offer, the Merger of the transactions contemplated hereby shall not be deemed to constitute a Willful Breach if such failure shall reasonably be determined to be caused by the failure of the Financing to have funded unless such failure was the result of, caused by or related to a Willful Breach by Parent or Merger Sub of Section 6.05.

Section 9.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.04 Governing Law. This Agreement, and all Legal Actions (whether in contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware; provided that each of the parties hereto agrees that, except as expressly provided in the Debt

Commitment Letter, all Legal Actions, claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement or the Financing (including any dispute arising out of the Debt Commitment Letter or the performance thereof) will be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 9.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware and, in the event such court lacks subject matter jurisdiction, the United States District Court for the District of Delaware; provided that each of the parties hereto (i) agrees that all Legal Actions, claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement or the Financing (including any dispute arising out of the Debt Commitment Letter or the performance thereof) will not be brought in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable legal requirements exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) agrees that mailing of process or other papers in connection with any such Legal Action, claim or cause of action in the manner provided in Section 9.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof, (iii) irrevocably submits with regard to any such Legal Action, claim or causes of action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring or support any such Legal Action, claim or cause of action in any court or tribunal other than the aforesaid courts, (iv) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any such Legal Action, claim or cause of action with, or for recognition and enforcement of any judgment in respect of this Agreement or the Financing (including any dispute arising out of the Debt Commitment Letter or the performance thereof) and the rights and obligations arising hereunder and thereunder (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 9.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR OTHERWISE RELATES TO THIS AGREEMENT OR IN CONNECTION WITH IT (INCLUDING THE FINANCING AND THE DEBT COMMITMENT LETTER) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE FINANCING AND THE DEBT COMMITMENT LETTER). EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.

Section 9.07 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 9.07):

If to Parent, Merger Sub or Guarantor, to:	Creation Technologies International Inc. One Beacon Street Boston, Massachusetts 02108 Attention: James W. Hackett, Jr., General Counsel and Head of Acquisitions Email: james.hackett@creationtech.com

with a copy (which will not constitute notice to Parent, Merger Sub or Guarantor) to:	Choate, Hall & Stewart LLP Two International Place Boston, Massachusetts 02110 Attention: William P. Gelnaw and John R. Pitfield Email: wgelnaw@choate.com and jpitfield@choate.com

If to the Company, to:	IEC Electronics Corp. 328 Silver Hill Road Newark, NY 14513 Attention: Jeffrey T. Schlarbaum, President and Chief Executive Officer Email: jschlarbaum@iec-electronics.com

with a copy (which will not constitute notice to the Company) to:	Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, New York 14604 Attention: Alex D. McClean and Thomas R. Anderson Email: amcclean@hselaw.com and tanderson@hselaw.com

Section 9.08 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Parent Disclosure Letter, the Company Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Company Disclosure Letter, and the Parent Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter or the Parent Disclosure Letter), the statements in the body of this Agreement will control.

Section 9.09 No Third-Party Beneficiaries. Except as provided in Section 6.07 hereof (which shall be to the benefit of the Persons referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Financing Sources are intended third party beneficiaries of, and shall have the right to enforce this Section 9.09 and the other Lender Protective Provisions.

Section 9.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that prior to the Effective Time, (a) Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly-owned subsidiaries and (b) Parent and Merger Sub may, without the prior written consent of the Company, assign all or any portion of their rights under this Agreement to the Financing Sources or other lenders as collateral security for the purpose of securing the Financing. No assignment shall relieve the assigning party of any of its obligations hereunder. Any purported assignment in violation of this Section 9.11 will be null and void and of no force and effect.

Section 9.12 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.13 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity; provided, however, that solely with respect to the equitable remedy to specifically enforce a party’s obligation to effect the Closing each Party may oppose the granting of specific performance only on the basis that one of the Company Specific Performance Conditions or Parent Specific Performance Conditions, as applicable, has not been satisfied. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to consummate the Offer Closing survive any termination of this Agreement.

(b) Company Specific Performance Remedy.

(i)

Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to specific performance of Parent’s obligations to consummate the Offer, the Merger and the other transactions contemplated hereby and effect the Offer Closing, if, and only if (w) all of the Offer Conditions have been satisfied (other than those that, by their nature, are to be satisfied at the Closing) or waived, (x) the Financing has been funded or the Financing Sources have confirmed in writing that they are prepared to fund the Financing at the Offer Closing and (y) the Company has confirmed in writing that that if specific performance is granted, then it would take such actions that are required of them by this Agreement to cause the Offer Closing to occur and (z) Parent fails to consummate the Offer Closing by the earlier of (i) the Outside Date, or (ii) the date that is three (3) Business Days after the date of delivery of the confirmation described in clause (y) (the “Company Specific Performance Conditions”).

(ii)

For the avoidance of doubt and notwithstanding anything in Article VII or this Section 9.13(a), while the Company may pursue both the Reverse Termination Fee and a grant of specific performance or other injunctive relief, under no circumstances shall the Company be permitted or entitled to receive both (A) the payment of the Reverse Termination Fees, on the one hand, and (B) a grant of specific performance or other injunctive relief to cause Parent’s consummation of the Offer Closing (or other equitable relief compelling the consummation of the transactions contemplated hereby), on the other hand.

(c) Parent Specific Performance Remedy. Notwithstanding the foregoing, Parent shall be entitled to specific performance of (or other injunctive relief to enforce) the Company’s obligation to consummate the Offer, the Merger and the other transactions contemplated hereby and effect the Offer Closing if, and only if (i) the Company fails to consummate the Offer, the Merger and/or the other transactions contemplated hereby at the time such consummation is obligated hereunder, (ii) Parent has delivered to the Company a certificate irrevocably certifying that as of the date on which the Offer, the Merger and the other transactions contemplated hereby should have occurred all Offer Conditions have been satisfied or have been irrevocably waived in accordance with the terms of this Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (iii) Parent has confirmed in writing that if specific performance is granted, then it would take such actions that are required of it (and cause the Merger Sub to take such actions) by this Agreement to cause the Merger and the other transactions contemplated hereby and the Offer Closing to occur, and (iv) Company fails to consummate the Offer Closing by the earlier of (y) 9:00 am on the Outside Date, or (z) the date that is three (3) Business Days after the date of delivery of the confirmation described in clause (iii) (the “Parent Specific Performance Conditions”).

(d) Other Conditions. Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement, including the Guarantor’s obligation to enforce the Debt Commitment Letter and/or Definitive Financing Agreements for the Financing; (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument; and (iv) that solely with respect to the equitable remedy to specifically enforce a party’s obligation to consummate the Offer, the Merger and the other transactions contemplated hereby and effect the Offer Closing each Party may oppose the granting of specific performance only on the basis that one of the Parent Specific Performance Conditions or Company Specific Performance Conditions, as applicable, has not been satisfied.

Section 9.14 Recourse Only to Parties.

(a) Parent Affiliates. All claims or causes of action (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are named parties to this Agreement. No Person who is not a named party to this Agreement, including any director, officer, stockholder, member, partner, attorney, accountant, agent, employee, representative or Affiliate of any named party to this Agreement (“Non-Party Affiliates”), will have any liability (whether in contract or in tort, at law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any liabilities or obligations arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such liabilities, obligations and claims against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this Section 9.14.

(b) Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, (i) none of the Company, any of its Subsidiaries or other Affiliates, or any of their respective directors, officers, employees, agents, partners, managers, members or stockholders shall (A) have any rights (including any right of specific performance or any right to enforce any right of Parent or Merger Sub under the Debt Commitment Letter) or claims against any Financing Source in any way relating to the Financing, this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing, the Debt Commitment Letter or the performance thereof, whether in law or equity, in contract, in tort or otherwise, or (B) commence, continue or assist any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source in any way relating to the Financing, the Debt Commitment Letter, this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing, the Debt Commitment Letter or the performance thereof, whether in law or equity, in contract, in tort or otherwise, and (ii) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to the Company, any of its Subsidiaries or other Affiliates, nor any of their respective directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing, the Debt Commitment Letter or the performance thereof, whether at law or equity, in contract, in tort or otherwise. Nothing in this Section will limit the rights of Parent in respect of the Financing under the Debt Commitment Letter or any other agreements related thereto and nothing in this Section will limit the Company from seeking specific performance of the Parent’s obligation to enforce the Debt Commitment Letter and/or Definitive Financing Agreements for the Financing. Without limiting the foregoing, no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature to the Company, any of its Subsidiaries or other Affiliates, or any of their respective directors, officers, employees, agents, partners, managers, members or stockholders.

Section 9.15 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

Section 9.16 Disclosure Schedules; Materiality. The disclosure of any item in any section or subsection of the Company Disclosure Letter, whether or not an explicit cross reference appears therein, shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Letter to which the relevance of such item is reasonably apparent on the face of such disclosure. The mere inclusion of an item (including dollar amounts) in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item is required to be disclosed pursuant to this Agreement or that such item represents a material exception or material fact, event or circumstance or that such item is material or outside the ordinary course of business or constitutes a Company Material Adverse Effect, would be material to the Company and its Subsidiaries taken as a whole or that the inclusion of such item in the Company Disclosure Letter is required). Without limiting the foregoing, the term “material” as used in the representations and warranties of the Company herein and the disclosure of any item in the Company Disclosure Letter is not a representation or admission by the Company that a particular representation or matter disclosed is, was or may be material for purposes of the Exchange Act.

Section 9.17 Guarantee.

(a) To induce the Company to enter into this Agreement, Guarantor hereby irrevocably and unconditionally guarantees the due and timely payment, observance, performance and discharge of all obligations of Parent under Section 8.06 relating to the payment of the Reverse

Termination Fee, if any, hereunder (the “Guaranteed Obligations”). This guarantee is a guarantee of payment and not of collection. Guarantor expressly waives any requirement that the Company exhaust any right, remedy or power to proceed against Parent under this Agreement or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The guarantee hereunder is a continuing guarantee and applies to all Guaranteed Obligations whenever arising. The Company shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of any such party to so file shall not affect Guarantor’s obligations hereunder. So long as this guarantee is in effect, Guarantor shall not exercise any right or remedy arising by reason of its performance of its guarantee, whether by subrogation, reimbursement, indemnification, contribution or otherwise, against Parent or any other guarantor of the Guaranteed Obligations or any security therefor, provided, however, that Guarantor may file a claim relating to the Guaranteed Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, whether such claim arises by right of subrogation, reimbursement, indemnification, contribution or otherwise.

(b) Guarantor hereby represents to the Company as follows:

(i) as to the matters in Section 5.04.

(ii) that the Guarantor is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

(iii) that Guarantor has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions to which it is a party contemplated by this Agreement. The execution and delivery of this Agreement by Guarantor and the fulfillment by Guarantor of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Guarantor and no other corporate proceedings on the part of Guarantor are necessary to authorize the execution and delivery of this Agreement or to fulfill such obligations. This Agreement has been duly executed and delivered by Guarantor and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(iv) that the execution, delivery, and performance of this Agreement by Guarantor and the fulfillment by Guarantor of its obligations contemplated by this Agreement do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Guarantor; (ii) conflict with or violate any Law applicable Guarantor or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Guarantor’s loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Guarantor is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Guarantor, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens contemplated by the terms of the Financing or other Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Guarantor ability to fulfill its obligations contemplated by this Agreement

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

IEC ELECTRONICS CORP.

By:	/s/ Jeffrey T. Schlarbaum
Name:	Jeffrey T. Schlarbaum
Title:	President and Chief Executive Officer

PARENT:

CREATION TECHNOLOGIES INTERNATIONAL INC.

By:	/s/ James W. Hackett, Jr.
Name:	James W. Hackett, Jr.
Title:	Vice President and General Counsel

MERGER SUB:

CTI ACQUISITION CORP.

By:	/s/ James W. Hackett, Jr.
Name:	James W. Hackett, Jr.
Title:	President and Chief Executive Officer

SOLELY FOR PURPOSES OF SECTIONS 5.04, 6.05, 9.13 (TO THE EXTENT RELATED TO SPECIFIC PERFORMANCE OF ITS OBLIGATIONS UNDER SECTION 6.05) AND 9.17:

GUARANTOR:

CREATION TECHNOLOGIES INC.

By:	/s/ James W. Hackett, Jr.
Name:	James W. Hackett, Jr.
Title:	Vice President and General Counsel

ANNEX I

Conditions to the Offer

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Agreement and Plan of Merger, dated as of August 12, 2021, by and among by and among IEC Electronics Corp., a Delaware corporation (the “Company”), Creation Technologies International Inc., a Delaware corporation (“Parent”), CTI Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”) and, solely for purposes of Sections 5.04, 6.05, 9.13 (to the extent related to specific performance of its obligations under Section 6.05) and 9.17, Creation Technologies Inc., a Delaware corporation (“Guarantor”), to which this Annex I is attached (the “Agreement”) or the Offer, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c), pay for any Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer unless all of the following conditions have been satisfied, or waived by Parent (to the extent permitted by applicable Law), at the scheduled Expiration Time of the Offer:

(a) Minimum Tender Condition. There being validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Time (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as defined by Section 251(h)(6) of the DGCL) that number of shares of Company Common Stock which, together with all of the shares (if any) beneficially owned by Parent and Merger Sub, represents one more share of Company Common Stock than sixty-six and two-thirds percent (66 2/3%) of the Company Common Stock then outstanding (the “Minimum Tender Condition”);

(b) No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party to the Agreement shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Offer, the Merger, or any of the other transactions contemplated by the Agreement.

(c) Governmental Consents. The waiting period (and any extension thereof) applicable to the consummation of the Offer, the Merger and the other transactions contemplated under the Agreement under the HSR Act shall have expired or been terminated.

(d) Representations and Warranties. The representations and warranties of the Company:

(i) set forth in ARTICLE IV of the Agreement (other than in Section 4.01(a), Section 4.02 (with respect to Section 4.02(b)(i), only the first sentence and clause (C) of second sentence), Section 4.03(a), Section 4.03(b)(i), Section 4.03(d), Section 4.03(e), Section 4.05(a), Section 4.10 and Section 4.19) shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Expiration Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, in which case on and as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii) contained in Section 4.02 (with respect to Section 4.02(b)(i), only the first sentence and clause (C) of second sentence) of the Agreement shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Expiration Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date);

(iii) contained in Section 4.01(a), Section 4.03(a), Section 4.03(b)(i), Section 4.03(d), Section 4.03(e), Section 4.05(a), Section 4.10, and Section 4.19 of the Agreement shall be true and correct in all material respects when made and as of immediately prior to the Expiration Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, in which case on and as of that date); and

(iv) contained in Section 4.05(a) of the Agreement shall be true and correct in all respects when made and as of immediately prior to the Expiration Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, in which case on and as of that date).

(e) Performance of Covenants. The Company shall have in all material respects performed and complied with all of its covenants, agreements, and other obligations pursuant to the Agreement to be performed or complied with on or prior to the Offer Closing.

(f) Company Material Adverse Effect Condition. Since the date of the Agreement, there shall not have been any Company Material Adverse Effect or any event, condition, change, occurrence, development, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g) No Termination of Agreement. The Agreement shall not have been validly terminated in accordance with its terms.

(h) Officers’ Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying that the conditions set forth in Subsection (d), Subsection (e) and Subsection (f) have been satisfied.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived (to the extent permitted by Law) by Parent and Merger Sub, in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not

2

be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time (to the extent permitted by Law) prior to or as of the Expiration Time in their sole discretion (other than the Minimum Tender Condition).

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement.

3

EXHIBIT A

Certificate of Incorporation

[SURVIVING CORPORATION CERTIFICATE OF INCORPORATION].

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IEC ELECTRONICS CORP.

* * * * * *

FIRST. The name of the corporation is IEC Electronics Corp. (the “Corporation”).

SECOND. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock with a par value of One Cent ($.01) per share.

FIFTH. The Corporation is to have perpetual existence.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

B. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

SEVENTH. The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation and its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing does not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended after the date of filing of this Certificate of Incorporation to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any indemnities provided and granted in this Article Seventh shall not be exclusive of any other rights or protections afforded an individual under any contract or vote of shareholders or disinterested directors or otherwise.

EIGHTH. Except as stated in Article Seventh of this Certificate of Incorporation, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

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NINTH. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the General Corporation Law of the State of Delaware permits the Corporation to provide indemnification) through By-Law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware.

Any amendment, repeal or modification of the foregoing provisions of this Article Ninth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director, officer or other agent of the Corporation with respect to any acts or omissions of such persons occurring prior to, such amendment, repeal or modification.

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EXHIBIT B

Bylaws

[SURVIVING CORPORATION BYLAWS]

AMENDED AND RESTATED BY-LAWS OF

IEC ELECTRONICS CORP.

A DELAWARE CORPORATION

(hereinafter called the “Corporation”)

Dated: ___________ ___, 2021

(ii)

Addendum

Register of Amendments to the Amended and Restated By-Laws

(iii)

* * * * *

AMENDED AND RESTATED BY-LAWS

* * * * *

ARTICLE I

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meetings. All meetings of the stockholders may be held at such place within or without the State of Delaware as may be fixed from time to time by the Board of Directors or the Chief Executive Officer, or if not so designated, at the registered office of the Corporation. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “General Corporation Law”). If so authorized, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2. Annual Meeting. Unless Directors are elected by written consent in lieu of an annual meeting as permitted by law and these Amended and Restated By-Laws (these “By-Laws”), an annual meeting of stockholders may be held at such date and time, and by such means of remote communication, if any, as shall be designated from time to time by the Board of Directors or the Chief Executive Officer, at which meeting the stockholders shall elect a board of directors and shall transact such other business as may be properly brought before the meeting. If no annual meeting is held in accordance with the foregoing provisions, the Board of Directors shall cause the meeting to be held as soon thereafter as convenient, which meeting shall be designated a special meeting in lieu of annual meeting. The Corporation may postpone, reschedule or cancel any annual meeting of stockholders.

Section 3. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may, unless otherwise prescribed by statute or by the Certificate of Incorporation, be called by the Board of Directors or the Chief Executive Officer and shall be called by the Chief Executive Officer or Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders holding a majority of voting power of the outstanding capital stock entitled to vote generally in an election of directors. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The Corporation may postpone, reschedule or cancel any special meeting of stockholders.

Section 4. Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of stockholders, annual or special, stating the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Section 5. Voting List. The Corporation shall prepare at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 6. Quorum. The holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat, present in person or by remote communication, or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute, the Certificate of Incorporation or these By-Laws. Where a separate vote by a class or classes is required, one-third of the voting power of the outstanding shares of such class or classes, present in person or by remote communication, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. If no quorum shall be present or represented at any meeting of stockholders, such meeting may be adjourned in accordance with Section 7 hereof, until a quorum shall be present or represented.

Section 7. Adjournments. Any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these By-Laws, which time and place shall be announced at the meeting, by a majority of the stockholders present in person or by remote communication, or represented by proxy at the meeting and entitled to vote (whether or not a quorum is present), or by any officer entitled to preside at or to act as Secretary of such meeting, without notice other than announcement at the meeting. At such adjourned meeting, any business may be transacted which might have been transacted at the original meeting, provided that a quorum either was present at the original meeting or is present at the adjourned meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8. Action at Meetings. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the voting power of the stock present in person or by remote communication, or represented by proxy, entitled to vote and voting on the matter (or where a separate vote by a class or classes is required, the affirmative vote of the majority of voting power of the shares of such class or classes present in person or represented by proxy at the meeting) shall decide any matter (other than the election of Directors) brought before such meeting, unless the matter is one upon which by express provision of law, the Certificate of Incorporation or these By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such matter. The shares of stock of holders who abstain from voting on any matter shall be deemed not to have been voted on such matter. Directors shall be elected by a plurality of the votes of the shares present in person or by remote communication, or represented by proxy at the meeting, entitled to vote and voting on the election of Directors.

Section 9. Voting and Proxies. Unless otherwise provided in the Certificate of Incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote for each share of capital stock having voting power upon the matter in question held of record by such stockholder. Each stockholder entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action in writing without a meeting, may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Section 10. Action Without Meeting. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. An electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written and signed for the purposes herein, provided that any such electronic transmission sets forth or is delivered with information from which the Corporation can determine (A) that the electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (B) the date on which such stockholder or proxyholder or authorized person or persons transmitted such electronic transmission. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all such purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE II

DIRECTORS

Section 1. Number, Election, Tenure and Qualification. The number of Directors which shall constitute the whole Board of Directors shall be not less than one. Within such limit, the number of Directors shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting or at any special meeting of stockholders. The directors shall be elected at the annual meeting or at any special meeting of stockholders, or by written consent in lieu of an annual or special meeting of the stockholders (provided, however, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action), except as provided in section 3 of this Article II, and each director elected shall hold office until his successor is elected and qualified, unless sooner displaced. Directors need not be stockholders.

Section 2. Vacancies. Except as otherwise provided in the Certificate of Incorporation, vacancies and newly created Directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining director, and the Directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, subject to such Director’s earlier death, resignation, disqualification or removal. If there are no Directors in office, then an election of Directors may be held in the manner provided by statute. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law or these By-Laws, may exercise the powers of the full Board of Directors until the vacancy is filled.

Section 3. Resignation and Removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation at its principal place of business or to the Chief Executive Officer or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the voting power of the shares then entitled to vote at an election of Directors, unless otherwise specified by law or the Certificate of Incorporation.

Section 4. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, which may exercise all powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation directed or required to be exercised or done by the stockholders.

Section 5. Chairman of the Board. If the Board of Directors appoints a Chairman of the Board, he shall, when present, preside at all meetings of the stockholders and the Board of Directors. He shall perform such duties and possess such powers as are customarily vested in the office of the Chairman of the Board or as may be vested in him by the Board of Directors.

Section 6. Place of Meetings. The Board of Directors may hold meetings of the Board of Directors, both regular and special, either within or without the State of Delaware.

Section 7. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors; provided that any director who is absent when such a determination is made shall be given prompt notice of such meeting. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

Section 8. Special Meetings. Special meetings of the Board of Directors may be called by the Chief Executive Officer, Secretary, or on the written request of two (2) or more Directors, or by one director in the event that there is only one director in office. Two (2) days’ notice to each director, either personally or by telegram, cable, telecopy, electronic mail, commercial delivery service, telex or similar means sent to his business or home address, or three (3) days’ notice by written notice deposited in the mail, shall be given to each director by the Secretary or by the officer or one of the Directors calling the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

Section 9. Quorum, Action at Meeting, Adjournments. At all meetings of the Board of Directors, a majority of Directors then in office, but in no event less than one third of the entire board, shall constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law or by the Certificate of Incorporation. For purposes of this section, the term “entire board” shall mean the number of Directors last fixed by the stockholders or Directors, as the case may be, in accordance with law and these By-Laws. If a quorum shall not be present at any meeting of the Board of Directors, a majority of the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 10. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee thereof, as the case may be, consent thereto in writing or electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

Section 11. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, members of the Board of Directors or of any committee thereof may participate in a meeting of the Board of Directors or of any committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 12. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of the committee, the member or members present at any meeting and not disqualified from voting, whether or not the number or numbers present constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (a) adopting, amending or repealing the By-Laws of the Corporation or any of them or (b) approving or adopting, or recommending to the stockholders any action or matter expressly required by law to be submitted to stockholders for approval (other than the election or removal of directors). Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and make such reports to the Board of Directors as the Board of Directors may request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the Directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-Laws for the conduct of its business by the Board of Directors.

Section 13. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board of Directors shall have the authority to fix from time to time the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and the performance of their responsibilities as Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors and/or a stated salary as director. No such payment shall preclude any director from serving the Corporation or its parent or subsidiary corporations in any other capacity and receiving compensation therefor. The Board of Directors may also allow compensation for members of special or standing committees for service on such committees.

ARTICLE III

OFFICERS

Section 1. Enumeration. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer and such other officers with such titles, terms of office and duties as the Board of Directors may from time to time determine, including a Chairman of the Board, one or more Vice-Presidents, and one or more Assistant Secretaries and Assistant Treasurers. If authorized by resolution of the Board of Directors, the Chief Executive Officer may be empowered to appoint from time to time Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these By-Laws otherwise provide.

Section 2. Tenure. The officers of the Corporation shall hold office until their successors are chosen and qualify, unless a different term is specified in the vote choosing or appointing him, or until his earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors or by the Chief Executive Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board of Directors or a committee duly authorized to do so, except that any officer appointed by the Chief Executive Officer may also be removed at any time, with or without cause, by the Chief Executive Officer. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors, at its discretion. Any officer may resign by delivering his written resignation to the Corporation at its principal place of business or to the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Section 3. President. The President shall be the Chief Operating Officer of the Corporation. He shall also be the Chief Executive Officer unless the Board of Directors otherwise provides. If no Chief Executive Officer shall have been appointed by the Board of Directors, all references herein to the “Chief Executive Officer” shall be to the President. The President shall, unless the Board of Directors provides otherwise in a specific instance or generally, preside, in the absence of the Chairman of the Board, at all meetings of the stockholders and the Board of Directors, have general and active management of the business of the Corporation and see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute bonds, mortgages, and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

Section 4. Vice-Presidents. In the absence of the President or in the event of his or her inability or refusal to act, the Vice-President, or if there be more than one Vice-President, the Vice-Presidents in the order designated by the Board of Directors or the Chief Executive Officer (or in the absence of any designation, then in the order determined by their tenure in office) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice-Presidents shall perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe.

Section 5. Secretary. The Secretary shall have such powers and perform such duties as are incident to the office of Secretary. The Secretary shall maintain a stock ledger and prepare lists of stockholders and their addresses as required and shall be the custodian of corporate records. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the Stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be from time to time prescribed by the Board of Directors or Chief Executive Officer, under whose supervision the Secretary shall be. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.

Section 6. Assistant Secretaries. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, the Chief Executive Officer or the Secretary (or if there be no such determination, then in the order determined by their tenure in office), shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or Directors, the person presiding at the meeting shall designate a temporary or acting Secretary to keep a record of the meeting.

Section 7. Treasurer. The Treasurer shall perform such duties and shall have such powers as may be assigned to him or her by the Board of Directors or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, when the Chief Executive Officer or Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.

Section 8. Assistant Treasurers. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, the Chief Executive Officer or the Treasurer (or if there be no such determination, then in the order determined by their tenure in office), shall, in the absence of the Treasurer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe.

Section 9. Bond. If required by the Board of Directors, any officer shall give the Corporation a bond in such sum and with such surety or sureties and upon such terms and conditions as shall be satisfactory to the Board of Directors, including without limitation a bond for the faithful performance of the duties of his office and for the restoration to the Corporation of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control and belonging to the Corporation.

ARTICLE IV

NOTICES

Section 1. Manner of Notice.

(a) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under any provision of the General Corporation Law, the certificate of incorporation or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the corporation. Notice shall be given (i) if mailed, when deposited in the United States mail, (ii) if delivered by courier service, the earlier of when the notice is received or left at the stockholder’s address, or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address (unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the General Corporation Law to be given by electronic transmission). A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the corporation. A notice by electronic mail will include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files or information. Any notice to stockholders given by the corporation under any provision of the General Corporation Law, the certificate of incorporation or these bylaws provided by means of electronic transmission (other than any such notice given by electronic mail) may only be given in a form consented to by such stockholder, and any such notice by such means of electronic transmission shall be deemed to be given as provided by the General Corporation Law.

(b) Except as otherwise provided herein or permitted by applicable law, notices to any director may be in writing and delivered personally or mailed to such director at such director’s address appearing on the books of the corporation, or may be given by telephone or by any means of electronic transmission (including, without limitation, electronic mail) directed to an address for receipt by such director of electronic transmissions appearing on the books of the corporation.

(c) Without limiting the manner by which notice otherwise may be given effectively to stockholders, and except as prohibited by applicable law, any notice to stockholders given by the corporation under any provision of applicable law, the certificate of incorporation, or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice permitted under this Section 1(c), shall be deemed to have consented to receiving such single written notice.

Section 2. Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

ARTICLE V

INDEMNIFICATION

Section 1. Actions other than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. Notwithstanding the first sentence of this Section 1, the Corporation shall be required to indemnify any person described in this Section 1 of Article V in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in the specific case by the Board of Directors of the Corporation.

Section 2. Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper. Notwithstanding the first sentence of this Section 2, the Corporation shall be required to indemnify any person described in this Section 2 in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in the specific case by the Board of Directors of the Corporation.

Section 3. Success on the Merits. To the extent that any person described in Section 1 or 2 of this Article V has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said Sections, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 4. Specific Authorization. Any indemnification under Section 1 or 2 of this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of any person described in said Sections is proper in the circumstances because he has met the applicable standard of conduct set forth in said Sections. Such determination shall be made (1) by a majority vote of Directors who were not parties to such action, suit or proceeding (even though less than a quorum), or (2) if there are no disinterested Directors or if a majority of disinterested Directors so directs, by independent legal counsel (who may be regular legal counsel to the Corporation) in a written opinion, or (3) by the stockholders of the Corporation.

Section 5. Advance Payment. The Corporation shall pay the expenses (including attorneys’ fees) incurred by any person described in Section 1 or 2 of this Article V in defending a pending or threatened civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by or on behalf of any person described in said Section to repay all amounts advanced if it should be ultimately be determined that he or she is not entitled to indemnification by the Corporation as authorized in this Article V.

Section 6. Non-Exclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article V shall not be deemed exclusive of any other rights to which those provided indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 7. Insurance. The Board of Directors may authorize, by a vote of the majority of the full Board of Directors, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article V.

Section 8. Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 9. Severability. If any word, clause or provision of this Article V or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.

Section 10. Intent of Article. The intent of this Article V is to provide for indemnification and advancement of expenses to the fullest extent permitted by Section 145 of the General Corporation Law. To the extent that such Section or any successor section may be amended or supplemented from time to time, this Article V shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent from time to time permitted by law.

ARTICLE VI

CAPITAL STOCK

Section 1. Certificates of Stock. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate, signed by any two (2) authorized officers of the Corporation, certifying the number of shares owned by such holder in the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

Section 2. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to give reasonable evidence of such loss, theft or destruction, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate.

Section 3. Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, and proper evidence of compliance with other conditions to rightful transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 4. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty days nor less than ten days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date is fixed, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation as provided in Section 10 of Article I. If no record date is fixed and prior action by the Board of Directors is required, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted, and which shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

Section 5. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII

CERTAIN TRANSACTIONS

Section 1. Transactions with Interested Parties. No contract or transaction between the Corporation and one or more of its Directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its Directors or officers are Directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction or solely because his or their votes are counted for such purpose, if:

(a)

The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or

(b)

The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c)	The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

Section 2. Quorum. Interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes a contract or transaction pursuant to Section 1 of this Article VII.

ARTICLE VIII

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, if any, may be declared by the Board of Directors at any regular or special meeting or by written consent, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

Section 2. Reserves. The Directors may set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 3. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 4. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 5. Seal. The Board of Directors may, by resolution, adopt a corporate seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the word “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. The seal may be altered from time to time by the Board of Directors.

Section 6. Pronouns. All pronouns used in these By-laws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

Section 7. Electronic Signatures, etc. Any document, including, without limitation, any consent, agreement, certificate or instrument, required by the General Corporation Law, the Certificate of Incorporation or these By-laws to be executed by any officer, director, stockholder, employee or agent of the corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates or instruments to be executed on behalf of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. The terms “electronic mail,” “electronic mail address,” “electronic signature” and “electronic transmission” as used herein shall have the meanings ascribed thereto in the General Corporation Law.

ARTICLE IX

AMENDMENTS

These By-Laws may be altered, amended or repealed or new By-Laws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors provided, however, that in the case of a regular or special meeting of stockholders, notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting.

Register of Amendments to the Amended and Restated By-Laws

Date	Section Affected	Change